Confidential
Execution Version
Royalty Bond Support Agreement
Between
Nanobiotix S.A., as the Issuer
The Entities Listed on Annex 1 Hereto, as the Subscribers
and
HCR Nano SPV, LLC, as the Subscriber Representative

Dated as of October 30, 2025

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Table of Contents
i

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Section 7.11 Severability	38
Section 7.12 Counterparts	38
Section 7.13 Termination of Agreement	38

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Index of Annexes, Exhibits and Schedules

Annex 1            Subscribers
Exhibit A            Form of Licensee Consent

Exhibit B            Form of Licensee Instruction Letter

Exhibit C            Legal Opinions

Schedule 1.1        Milestone Payments

Schedule 7.4(b)    Restricted Assignment Parties

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Royalty Bond Support Agreement
    This Royalty Bond Support Agreement (this “Support Agreement”), dated as of October 30, 2025, is made and entered into by and between Nanobiotix S.A., a corporation (société anonyme) organized under the laws of France (“Issuer”), the entities listed on Annex 1 and on the signature pages hereto (each, a “Subscriber” and collectively, “Subscribers”) and HCR Nano SPV, LLC, a Delaware limited liability company (“Subscriber Representative”), solely in its capacity as agent for, and representative of, Subscribers.
Recitals
WHEREAS, Issuer is a party to the License Agreement (as defined below).
WHEREAS, pursuant to the License Agreement, Licensee (as defined below) has, among other things, agreed to pay to Issuer the Total Payments (as defined below).
WHEREAS, Issuer desires to issue to Subscribers the Bonds (as defined below), and Subscribers desire to subscribe, purchase, acquire and accept from Issuer, the Bonds, which will be supported by all of Issuer’s right, title and interest in and to the Receivables (as defined below), in exchange for the Subscription Price (as defined below) (the “Transaction”), and on the terms and subject to the conditions set forth in this Support Agreement and the other Transaction Documents (as defined below).
WHEREAS, to give effect to the Transaction, (a) Subscribers have entered into a certain Subscription Agreement, dated as of the date hereof (together with the Terms and Conditions of the Bonds (as defined below), the “Bonds Subscription Agreement”), by and among Subscribers, Issuer and Subscriber Representative, pursuant to which, at the Closing (as defined below), Issuer will issue fifty thousand (50,000) bonds (obligations) (the “Bonds”) for an aggregate nominal amount of up to two million five hundred thousand US Dollars ($2,500,000) and an aggregate subscription price of up to seventy one million US Dollars ($71,000,000) (the “Subscription Price”), and (b) Issuer will establish a French law management trust (fiducie) (the “Trust”) pursuant to a certain Fiducie Agreement (Contrat de Fiducie) to be signed on or prior to the Closing in a form agreed by Issuer and Subscriber Representative (the “Trust Agreement”), by and among Issuer, Subscriber Representative (for the benefit of Subscribers), the European Investment Bank and IQ EQ Management, in its capacity as trustee (fiduciaire) (“Fiduciaire”), under which Issuer acts as constituent, Fiduciaire acts as the trustee and Subscribers are beneficiaries.
WHEREAS, Issuer will place the Receivables in trust (within the French legal meaning of fiducie gestion) with Fiduciaire for the benefit of Subscribers, Issuer and the European Investment Bank, according to their respective interests in the Fiduciary Assets (as defined below). Fiduciaire will from time to time (i) receive and manage or cause to be managed the collection of the Receivables and the Remaining Payments from Licensee and (ii) remit to Subscribers the proceeds of the Receivables and to the European Investment Bank, the Issuer or Subscribers other payments and contributions to the Trust, to the extent received by Fiduciaire, as provided herein and in the Trust Agreement, in the form of payment of with respect to

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Subscribers the agreed remuneration for the Bonds under clause 8.1 of the Terms and Conditions of the Bonds until Subscribers have received an aggregate amount equal to the Fixed Amount (as defined below).
WHEREAS, as contemplated by the Bonds Subscription Agreement and in consideration of Subscribers entering into and consummating the Transaction, Issuer has entered into and delivered this Support Agreement to and in favor of Subscribers.
NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Issuer, Subscribers and Subscriber Representative hereby agree as follows:
Article I
Definitions; Interpretation
Section 1.1Definitions. As used in this Support Agreement, the following terms have the meanings specified or referenced below:
“Adjustment Event” is defined in Schedule 1.1.
“Adverse Claim” means a lien, title defect, pledge, security interest, charge or encumbrance, or other right or claim in or on any Person’s assets or properties in favor of any other Person.
“Affiliate” means, with respect to any particular Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. For purposes of this definition, “controlling” and “controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be controlled by another Person if such other Person owns, directly or indirectly, fifty percent (50%) or more of its voting securities or interests, or possesses, directly or indirectly, the power to vote fifty percent (50%) or more of its securities or interests having ordinary voting power for the election of directors, managers or the equivalent.
“Annual Net Sales” means, with respect to each Calendar Year, Net Sales of all Licensed Products in the Territory during such Calendar Year.
“Annual Threshold” means that (a)(i) the aggregate Applicable Royalty Payments in respect of a given Calendar Year equal [***], without regard to when such payments are actually received, (ii) provided, that after the Initial Fixed Return Date, the “Annual Threshold” shall be reduced to [***] (which Annual Threshold shall be prorated for the Calendar Year during which the Initial Fixed Return Date occurs) and, (b) provided further, that if the LOE Date occurs prior to the Initial Fixed Return Date, the “Annual Threshold” as provided in the foregoing clause (a)(i) shall be reduced to [***] (i.e., [***] of the Annual

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Threshold prior to the LOE Date (which Annual Threshold shall be prorated for the Calendar Year during which the LOE Date occurs)). For the avoidance of doubt, if the LOE Date occurs after the Initial Fixed Return Date, the Annual Threshold shall continue to be [***].1
“Applicable Milestone Payments” means the Subscribers’ share of the Milestone Payments as set forth in Schedule 1.1. For clarity, Subscribers’ share of the Milestone Payments shall be increased to Subscribers’ Adjusted Interest if the Adjustment Event occurs and the Subscribers’ share of the Milestone Payments shall be reduced to zero upon the Initial Fixed Return Date.
“Applicable Royalty Payments” means 60% of Royalty Payments, provided that such percentage shall be reduced to 30% for Royalty Payments payable after the Initial Fixed Return Date but on or prior to the LOE Date, in each case until the applicable Annual Threshold has been met for the subject Calendar Year. For clarity, once the Annual Threshold has been met for the subject Calendar Year, the Subscribers shall have no further share in the Royalty Payments for such Calendar Year.
“Audit Payments” means, with respect to each Calendar Year, amounts payable to Issuer under Section 4.6.2(c) of the License Agreement following an audit of Licensee conducted pursuant to Section 4.6.2(c) of the License Agreement to the extent such payments are attributable to Royalties (after giving effect to all Permitted Royalty Deductions) that were owed but unpaid for such Calendar Year.
“Bonds” is defined in the recitals.
“Bonds Subscription Agreement” is defined in the recitals.
“Business Day” means any day other than (a) a Saturday or Sunday, or (b) a day on which banking institutions located in New York, New York or Paris, France are permitted or required by applicable Law to remain closed.
“Calendar Quarter” means “Calendar Quarter” as such term is defined in Section 1.7 of the License Agreement.
“Calendar Year” means “Calendar Year” as such term is defined in Section 1.8 of the License Agreement.
“Closing” means the closing of the transactions contemplated hereby and by the other Transaction Documents.
“Closing Date” means the date on which the Closing occurs.
“Confidential Information” is defined in Section 5.12(a).
1 For illustrative purposes:
[***].

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“Confidentiality Breach” is defined in Section 5.1.
“Consent” means any consent, approval, license, permit, order, authorization, registration, filing or notice.
“Contract” means any contract, license, indenture, instrument or agreement.
“Current Nominal Value of the Bonds” shall have the meaning given to the term "Current Nominal Value" in Section 1.1 (Definitions) of the Terms and Conditions of the Bonds.
“Damages Payments” means, with respect to each Calendar Year, any amounts payable to or retained by Issuer under Section 6.7 of the License Agreement, in each case which amounts are recovered in any action brought against a third party pursuant to Sections 6.5.2, 6.5.3 and 6.5.4 of the License Agreement in respect of the enforcement of Licensed IP or Joint Patent Rights in the Territory and to the extent such amounts are attributable to lost sales of Licensed Products in the Territory during such Calendar Year, after giving effect to all Permitted Royalty Deductions. For the avoidance of doubt, and subject to each Bondholder’s (as defined in the Terms and Conditions of the Bonds) rights under Section 13 of the Terms and Conditions of the Bonds, Damages Payments shall be understood to be exclusive of any VAT imposed in respect of Licensee’s payments of such amounts.
“Disclosing Party” means, with respect to any Confidential Information, the party to this Support Agreement disclosing such Confidential Information to the other party hereto.
“Disclosure Schedule” means the Disclosure Schedule, dated as of the date hereof, delivered to Subscriber Representative by Issuer concurrently with the execution of this Support Agreement.
“Dispute” is defined in Section 3.12(b).
“EIB Facility” is defined in the definition of European Investment Bank Consent.
“End Date” is defined in Section 7.13(a).
“European Investment Bank Consent” means the written consent of the European Investment Bank to the Transaction obtained pursuant to that certain Finance Agreement, by and between Issuer and the European Investment Bank, dated as of July 26, 2018, as amended by that certain Amendment Agreement no. 1, by and between Issuer and the European Investment Bank, dated as of October 18, 2022, and that certain Amendment Agreement no. 2, by and between Issuer and The European Investment Bank, dated as of April 18, 2024 (as amended, the “EIB Facility”).
“European Investment Bank Intercreditor” means the subordination agreement by and among the European Investment Bank, the Issuer, the Subscribers and the Subscriber Representative, to be executed concurrently with the execution of this Support Agreement.

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“Fiduciaire” is defined in the recitals.
“Fiduciary Assets” has the meaning assigned to such term in the Trust Agreement.
“First Commercial Sale” means “First Commercial Sale” as such term is defined in Section 1.38 of the License Agreement.
“Fixed Amount” means the sum of (a) the Initial Fixed Amount and (b) the Tail Amount.
“Governmental Entity” means any: (a) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or other entity and any court, arbitrator or other tribunal); (d) multi-national organization or body; or (e) individual, body or other entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.
“ICC” has the meaning set forth in Section 7.10(a).
“Indebtedness” with respect to a Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding deferred compensation and accounts payable incurred in the ordinary course of business and not overdue by more than 90 days), (e) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property owned or acquired by such Person if the indebtedness secured thereby has been assumed, (f) all guarantees by such Person of indebtedness of others, (g) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, and (h) all obligations of such Person under any interest rate exchange agreement, foreign currency exchange agreement, commodity price protection agreement, currency swap, forward, future or derivative transactions or other interest or currency exchange rate or commodity price hedging arrangement; provided that, notwithstanding the foregoing, Indebtedness shall not include accrued expenses, deferred rent, deferred taxes, deferred compensation or customary obligations under employment agreements.
“Indemnified Party” is defined in Section 6.2(a).
“Indemnifying Party” is defined in Section 6.2(a).
“Initial Fixed Amount” means:

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(a)If such date of determination is on or prior to December 31, 2030, an amount equal to 1.75 times the aggregate Subscription Price paid by Subscribers as of such date; or
(b)If such date of determination is after December 31, 2030, an amount equal to 2.50 times the aggregate Subscription Price paid by Subscribers as of such date.
“Initial Fixed Return Date” means the date on which the Subscribers have received payments under the Bonds Subscription Agreement (including, for the avoidance of doubt, any Voluntary Prepayment as defined in Section 7(a) of the Terms and Conditions of the Bonds) in an amount equal to the difference between (i) the Initial Fixed Amount and (ii) the Current Nominal Value of the Bonds as of such date.

“Insolvency Proceedings” means any event or circumstance set forth in Section 19.3 of the Terms and Conditions of the Bonds.
“Issuer” is defined in the preamble.
“Issuer Indemnified Party” is defined in Section 6.1(b).
“Issuer Material Adverse Effect” means a material adverse effect on (a) the legality, validity or enforceability of any of the Transaction Documents or the License Agreement, (b) the ability of Issuer to perform its obligations under any of the Transaction Documents or the License Agreement, (c) the rights or remedies of Subscribers under any of the Transaction Documents, or (d) the right of Subscribers to receive the Receivables or the timing, amount or duration of the Receivables.
“Joint Patent Right” means “Joint Patent Right” as such term is defined in Section 6.2.4 of the License Agreement.
“Judgment” means any judgment, order, injunction or decree.
“Key Contracts” means the PharmaEngine Termination Agreement and the M.D. Anderson Agreement.
“Knowledge of Issuer” means the actual knowledge, after reasonable due inquiry, of [***] and, for Section 3.12, [***].
“Law” means any law, statute, rule, regulation or ordinance of any jurisdiction.
“LianBio Agreement” means the “LianBio Agreement” as such term is defined in Section 1.59 of the License Agreement.
“License Agreement” means that certain License Agreement, by and between Issuer and Licensee, dated as of July 7, 2023, as amended by that certain Letter Agreement, by and between Issuer and Licensee, dated as of March 14, 2025, and as may be further amended or restated from time to time.

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“License Agreement Correspondence” means (a) the Royalty Reports, and (b) any other material notices or material correspondence received by Issuer from Licensee or delivered by Issuer to Licensee, in each case relating to the Receivables or Subscribers’ Interests.
“Licensed IP” means “Licensed IP” as such term is defined in Section 1.63 of the License Agreement.
“Licensed Know-How Rights” means “Licensed Know-How Rights” as such term is defined in Section 1.64 of the License Agreement.
“Licensed Patent Rights” means “Licensed Patent Rights” as such term is defined in Section 1.65 of the License Agreement.
“Licensed Product” means “Licensed Product” as such term is defined in Section 1.66 of the License Agreement.
“Licensee” means Janssen Pharmaceutica NV.
“Licensee Consent” means the consent of Licensee, acknowledging that it agrees that Issuer is permitted to enter into the transactions contemplated hereby and permitting Issuer to provide copies of or otherwise share [***] with Subscriber Representative and to provide copies of or otherwise share [***] with Fiduciaire, in the form attached hereto as Exhibit A.
“Licensee Instruction Letter” means the notice from Issuer, Fiduciaire and Subscriber Representative to Licensee, in the form attached hereto as Exhibit B.
“LOE Date” means “LOE Date” as such term is defined in Section 4.4.3 of the License Agreement.
“Losses” is defined in Section 6.1(a).
“M.D. Anderson Agreement” means the “M.D. Anderson Agreement” as such term is defined in Section 3.4.3(c)(i) of the License Agreement.
“Milestone Payments” means the milestones paid or payable to Issuer under Sections 4.2 and 4.3 of the License Agreement and any amounts paid to or recovered by Issuer in lieu thereof.
“Modification” is defined in Section 5.6.
“Net Sales” means “Net Sales” as such term is defined in Section 1.72 of the License Agreement.
“Organizational Documents” shall mean (a) with respect to Issuer, Issuer’s statuts and Kbis (articles of association and certificate of incorporation), (b) with respect to the Trust, the Trust Agreement, and (c) with respect to each Subscriber and Subscriber Representative, such entity’s certificate of formation and limited liability company agreement or

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certificate of limited partnership and agreement of limited partnership, as applicable; and in each case, including each amendment, modification and supplement thereto.
“Patent Rights” means “Patents Rights” as such term is defined in Section 1.77 of the License Agreement.
“Permitted Affiliate Reorganization” means the transfer of the registered office of the Issuer in another member state of the European Union and/or the merger or other consolidation of the Issuer with, or the sale or assignment of any of the Issuer’s obligations and rights, including by operation of law to, an Affiliate of the Issuer having its registered office in a member state of the European Union, provided that any securities issued by the Issuer or the entity receiving the Issuer’s rights and obligations (or its ultimate parent entity) are listed on any regulated market within the European Union and/or the United States of America, including Nasdaq.
“Permitted Recipient” is defined in Section 5.12(a).
“Permitted Reorganization” means the merger, reorganization, recapitalization or other consolidation of the Issuer with, or the sale or assignment of all or substantially all of the assets or equity of the Issuer, including by operation of law to, (1) a Qualified Buyer or (2) a publicly traded (on any regulated market within the European Union and/or the United States of America, including Nasdaq) company in connection with a reverse merger.
“Permitted Royalty Deductions” means [***].
“Permitted Tax Withholding” means any withholding for taxes described in Section 4.7.1 of the License Agreement in respect of the Receivables.
“Permitted Transaction” means any assignment, transfer or other disposition of, monetization of, or the granting or incurrence of, or suffering to exist, any Adverse Claims on, or with respect to, Issuer’s right, title or interest in or to any Remaining Payments.
“Person” means any natural person, firm, corporation, partnership, limited liability company, trust, unincorporated organization, joint venture, association, company, Governmental Entity or any other legal entity, whether acting in an individual, fiduciary or other capacity.
“PharmaEngine Termination Agreement” means the “PharmaEngine Termination Agreement” as such term is defined in Section 1.81 of the License Agreement.
“Proceeds” means any amounts actually recovered by Issuer (or by Licensee and paid to Issuer pursuant to the License Agreement) as a result of any settlement or resolution of any actions, suits, proceedings, claims or disputes relating, or pursuant, to the License Agreement.
“Proceeds Payments” means, with respect to each Calendar Year, Proceeds payable in lieu of [***].

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“Qualified Buyer” means either (a) a publicly traded (on any regulated market within the European Union and/or the United States of America, including Nasdaq) biopharmaceutical company with a market capitalization in excess of $2.5 billion, calculated on a combined basis with the Issuer as of the close of business on the trading day immediately preceding the date of the public announcement of a Permitted Reorganization, or (b) any other biopharmaceutical company with total assets of not less than $1 billion, calculated on a combined basis with the Issuer as of the most recent respective dates for which the Issuer of the applicable third party (on a consolidated basis with its ultimate parent) in such Permitted Reorganization have unaudited balance sheets available.
“Receivables” means the Subscribers’ right to receive the Applicable Royalty Payments and the Applicable Milestone Payments.
“Receiving Party” means, with respect to any Confidential Information, the party to this Support Agreement receiving such Confidential Information from the other party hereto.
“Refunded Tax Withholdings” means, with respect to each Fiscal Year until the Annual Threshold has been met for such Fiscal Year, tax refunds received by Issuer on Permitted Tax Withholdings from (A) Royalties (after giving effect to Permitted Royalty Deductions) attributable to sales during such Fiscal Year, (B) Audit Payments attributable to Royalties (after giving effect to all Permitted Royalty Deductions) that were owed but unpaid for such Fiscal Year, (C) Damages Payments attributable to lost sales during such Fiscal Year and (D) Proceeds Payments with respect to such Fiscal Year.
“Remaining Payments” means any and all amounts payable to Issuer under the License Agreement that are not Receivables hereunder.
“Replacement Notice” is defined in Section 5.17(b).
“Representatives” means, with respect to any Person, the directors, officers, employees, agents, advisers or other representatives (including attorneys, accountants and consultants) of such Person.
“Responsible Employees” means, from time to time, the officers of Issuer who have the primary responsibility for the monitoring of Issuer’s relationship with Licensee under the License Agreement.
“Royalties” means, with respect to each Calendar Year, amounts payable to Issuer under Section 4.4.1 of the License Agreement in respect of Annual Net Sales attributable to sales during such Calendar Year.
        “Royalty Payments” means, to the extent payable to Issuer with respect to the Royalty Period, (a) any and all Royalties, after giving effect to all Permitted Royalty Deductions, (b) any and all Audit Payments, (c) any and all Damages Payments, (d) any and all Proceeds Payments, and (e) all Refunded Tax Withholdings. Notwithstanding anything to the contrary in this Support Agreement, Royalty Payments shall not include any amounts attributable to a period

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other than the Royalty Period. For the avoidance of doubt and subject to each Bondholder’s (as defined in the Terms and Conditions of the Bonds) rights under Section 13 of the Terms and Conditions of the Bonds, Royalty Payments shall be understood to be exclusive of any VAT imposed in respect of Licensee’s payments of such amounts.
“Royalty Period” means, the period beginning on (and including) June 30, 2025, and ending on the earliest of (a) the date on which no Royalty Payments are or may become due under the License Agreement, and (b) the Final Maturity Date (as defined in the Terms and Conditions of the Bonds).
“Royalty Reports” means the written reports delivered by Licensee to Issuer pursuant to Section 4.4.5 of the License Agreement.
“Royalty Tail Period” means the period beginning on the Initial Fixed Return Date and ending on the date that is [***] years after the First Commercial Sale of the Licensed Product in the United States. For clarity, if the date that is [***] years after the First Commercial Sale of the Licensed Product in the United States occurs prior to the Initial Fixed Return Date, then no Royalty Tail Period shall be deemed to have existed and no Tail Amount shall be payable to Subscribers.
“Subject Contracts” means the PharmaEngine Termination Agreement, the M.D. Anderson Agreement and the LianBio Agreement.
“Subscriber” is defined in the preamble.
“Subscriber Indemnified Party” is defined in Section 6.1(a).
“Subscriber Material Adverse Effect” means a material adverse effect on the ability of any Subscriber or Subscriber Representative to consummate the Transaction and perform its obligations under the Transaction Documents.
“Subscriber Representative” is defined in the preamble.
“Subscribers’ Adjusted Interest” is defined in Schedule 1.1.
“Subscribers’ Interests” means, at the time of measurement, Subscribers’ rights to the Receivables as relative to the remaining Total Payments.
“Subscription Price” is defined in the recitals.
“Support Agreement” is defined in the preamble.
“Tail Amount” means the sum of the Royalty Payments during the Royalty Tail Period (if any).
“Tax” means any present or future taxes, levies, imposts, duties, withholdings (including backup withholding), assessments or similar charges of any nature imposed by any

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jurisdiction (or any political subdivision or taxing authority thereof or therein) and all related interest, additions to tax or penalties.
“Tax Deduction” means any deduction or withholding in respect of any payment made under the License Agreement or any Transaction Document for or on account of any Tax, including any Permitted Tax Withholding.
“Terms and Conditions of the Bonds” means the terms and conditions governing the Bonds that are attached to the Bonds Subscription Agreement.
“Territory” means “Territory” as such term is defined in Section 1.94 of the License Agreement.
“Third Party Claim” is defined in Section 6.2(a).
“Total Payments” means the aggregate of the Receivables and the Remaining Payments.
“Transaction Documents” means this Support Agreement, the Bonds Subscription Agreement, the Bonds, the Trust Agreement and the Licensee Instruction Letter.
“Trust” is defined in the recitals.
“Trust Agreement” is defined in the recitals.
Section 1.2Certain Interpretations. Except where expressly stated otherwise in this Support Agreement, the following rules of interpretation apply to this Support Agreement:
(a)“either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation”;
(b)“extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase does not mean simply “if”;
(c)“hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Support Agreement refer to this Support Agreement as a whole and not to any particular provision of this Support Agreement;
(d)references to a Contract mean such Contract as from time to time amended, modified or supplemented, in each case to the extent not prohibited by such Contract or this Support Agreement;
(e)references to a Person are also to its permitted successors and assigns, and references to a Governmental Entity are also to its succeeding governing entity in the relevant jurisdiction;
(f)unless otherwise indicated, references to an “Article”, “Section”, “Exhibit”, or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Support Agreement;

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(g)for covenants that are to be undertaken cooperatively, “reasonably” or with reasonable efforts by a party, and for the granting of any consents or the delivery of any notices, such actions (or inactions) shall take into account the Subscribers’ Interests relative to the interests of Issuer under the Transaction Documents and the License Agreement (including with respect to the Remaining Payments and any Permitted Transactions), but without prejudice to a party by taking into account the lapse of time (it being understood that following the Initial Fixed Return Date, Issuer’s interests shall outweigh Subscribers’ Interests and, notwithstanding anything to the contrary in a particular covenant, Issuer shall not be considered in breach of any such covenant if Issuer shall have acted or refrained from acting reasonably thereunder);
(h)references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States, and references to “€” or otherwise to amounts in euro refer to the lawful currency of the European Union;
(i)references to a Law include any amendment or modification to such Law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Support Agreement; and
(j)any amounts paid by Issuer to Fiduciaire (or to such other party designated by Subscriber Representative) for the benefit of Subscribers shall be considered received by Subscribers and any amounts held in trust with the Fiduciaire for the benefit of Issuer may include amounts for the ultimate benefit of the European Investment Bank.
Article II
Closing
Section 2.1Closing. The Closing shall take place remotely by electronic delivery and release of signature pages and other items as required by the Transaction Documents upon the issuance of the Bonds pursuant to the Bonds Subscription Agreement.
Section 2.2Signing and Closing Deliverables of Issuer.
(a)On or prior to the date of this Support Agreement, Issuer shall deliver or cause to be delivered to Subscriber Representative each of the following:
(i)Executed counterparts (including by electronic means) of this Support Agreement, the Bonds Subscription Agreement and the European Investment Bank Intercreditor; and
(ii)A certificate of the Secretary or an Assistant Secretary of Issuer, dated as of the date hereof, certifying as to (i) the incumbency of each officer of Issuer executing the Transaction Documents and (ii) the attached thereto copies of (A) Issuer’s Organizational Documents and (B) resolutions adopted by Issuer’s Supervisory Board (Conseil de surveillance) and Management Board (Directoire) authorizing the execution and delivery by Issuer of this Support Agreement, the other Transaction Documents and the consummation by Issuer of the transactions contemplated hereby and thereby.
(b)On or prior to Closing Date, Issuer shall deliver or cause to be delivered to Subscriber Representative each of the following:

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(i)Executed counterparts (including by electronic means) of the Transaction Documents to which Issuer is a party (other than this Support Agreement and the Bonds Subscription Agreement);
(ii)The European Investment Bank Consent;
(iii)The Licensee Consent; and
(iv)An opinion of [***], counsel to Issuer, dated as of the Closing Date and including those opinions listed on Exhibit C, in form and substance satisfactory to Subscriber Representative and its counsel.
Section 2.3Signing and Closing Deliverables of Subscribers and Subscriber Representative.
(a)On or prior to the date of this Support Agreement, Subscribers and Subscriber Representative, as applicable, shall deliver or cause to be delivered to Issuer each of the following:
(i)Executed counterparts (including by electronic means) of this Support Agreement, the Bonds Subscription Agreement and the European Investment Bank Intercreditor.
(b)On or prior to the Closing Date, Subscribers and Subscriber Representative shall deliver or cause to be delivered to Issuer executed counterparts (including by electronic means) of the Transaction Documents to which Subscribers and Subscriber Representative, as applicable, is a party (other than this Support Agreement and the Bonds Subscription Agreement).
Article III
Issuer’s Representations and Warranties
Issuer hereby represents and warrants to Subscribers and Subscriber Representative that, except as set forth on the Disclosure Schedules, as of the date hereof:
Section 3.1Existence. Issuer is a corporation (société anonyme) duly organized, validly existing and in good standing under the laws of France. Issuer has all corporate power and licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Trust, when established, will be a trust (fiducie) validly existing under the laws of France.
Section 3.2Authorization. The Issuer has the requisite corporate or company power and authority to execute, deliver and perform its obligations under this Support Agreement, the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Support Agreement by Issuer, the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate or company action on the part of Issuer.
Section 3.3Enforceability. This Support Agreement and the other Transaction Documents have been (or at Closing, as applicable, will be) duly executed and delivered by Issuer, and constitute (or at Closing, as applicable, will constitute) valid and binding obligations of Issuer, enforceable against each such Person in accordance with their terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and comparable civil law provisions and by applicable bankruptcy, insolvency,

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moratorium and other similar laws of general application relating to or affecting creditors’ rights generally.
Section 3.4Absence of Conflicts. The execution, delivery and performance by Issuer of this Support Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby do not conflict with, or constitute a breach or default (with or without notice or lapse of time, or both) under any provision of (a) the Organizational Documents of Issuer, (b) any Law or Judgment applicable to Issuer, (c) the License Agreement, or (d) subject to the receipt of the European Investment Bank Consent, any Contract (other than the License Agreement) to which Issuer is a party or by which Issuer is bound, except in the case of subclause 3.4(a), for such breaches or defaults that, individually or in the aggregate, would not reasonably be expected to result in an Issuer Material Adverse Effect.
Section 3.5Consents. No Consent of any Governmental Entity or any other Person is required by or with respect to Issuer in connection with the execution, delivery and performance by Issuer of this Support Agreement, the other Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby and thereby, except for (a) the registration and tax formalities to be carried out with respect to the Trust Agreement in accordance with Article 2019 of the French Civil Code and corresponding provisions of the Trust Agreement, (b) the European Investment Bank Consent, (c) the delivery to Licensee of the Licensee Instruction Letter, and (d) such Consents, the failure of which to be obtained or made, would not reasonably be expected to (i) result in an Issuer Material Adverse Effect or (ii) adversely affect Subscribers’ interest in, or rights with respect to, the Receivables hereunder.
Section 3.6Litigation. No action, suit, proceeding or investigation before any Governmental Entity, court or arbitrator is pending, or, to the Knowledge of Issuer, threatened in writing, against Issuer or any of its subsidiaries, that individually or in the aggregate, would, if determined adversely, reasonably be expected to (a) result in an Issuer Material Adverse Effect or (b) adversely affect the Trust’s interest in, or rights with respect to, the Receivables or Subscribers’ interest in, or rights with respect to, the Bonds (and the Receivables underlying the Bonds).
Section 3.7Compliance with Laws. Neither Issuer nor any of its subsidiaries is in violation of, has been given written notice that it is in violation of, and to the Knowledge of Issuer, neither Issuer nor any of its subsidiaries is under investigation with respect to any violation of, any Law or Judgment applicable to such Person, which violation would reasonably be expected to (a) result in an Issuer Material Adverse Effect or (b) adversely affect the Trust’s interest in, or rights with respect to, the Receivables or Subscribers’ interest in, or rights with respect to the Bonds (and the Receivables underlying the Bonds).
Section 3.8Brokers Fees. Except as otherwise stated in Section 3.8 of the Disclosure Schedule, there is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of Issuer who is entitled to any fee or commission in connection with the transactions contemplated by this Support Agreement or the other Transaction Documents.
Section 3.9License Agreement.
(a)Copies of License Agreement and License Agreement Correspondence. At least one (1) Business Day prior to the date hereof, Issuer has provided to Subscriber Representative in a virtual data room true, correct and complete copies of (i) the License Agreement, (ii) all material written notices delivered to Licensee by Issuer, or by Issuer to Licensee, relating to any of the Milestone Events (as defined in Section 4.2.2 of the License Agreement) and (iii) all material written notices delivered to Licensee by Issuer, or by Issuer to Licensee, in the case of this clause (iii), that would reasonably be expected to have a material adverse effect on the timing, amount or duration of the Receivables.
(b)No Other Agreements. Other than the License Agreement, there are no Contracts between Issuer or its Affiliates, on the one hand, and Licensee or its Affiliates, on the other hand, that (i) relate to the Licensed Product, the Licensed IP, or the Receivables or (ii) that would reasonably be expected to (x) adversely affect Issuer’s rights under the License

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Agreement, (y) adversely affect Subscribers’ interest in, or rights with respect to, the Receivables hereunder or (z) conflict with the License Agreement.
(c)Validity and Enforceability of License Agreement. The License Agreement is a valid and binding obligation of Issuer and, to the Knowledge of Issuer, of the Licensee, enforceable in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to or affecting creditors’ rights generally. Issuer has not received any written notice from Licensee challenging the validity or enforceability of the License Agreement or any obligation to pay the Royalty Payments under the License Agreement.
(d)No Waivers, Releases or Amendments. Issuer has not granted any material waiver under the License Agreement and has not released Licensee, in whole or in part, from any of its material obligations under the License Agreement. Except as contemplated by this Support Agreement, Issuer has not proposed to Licensee, or received from Licensee, any proposal to amend or waive any provision of the License Agreement (other than any such proposal that is no longer outstanding or under consideration).
(e)No Termination, etc. Issuer has not (i) given Licensee any notice of termination of the License Agreement or (ii) received from Licensee any notice of termination of the License Agreement. Issuer has not received any notice from, or given any notice to, Licensee expressing any intention or desire to terminate the License Agreement. To the Knowledge of Issuer, no event has occurred that would give Issuer the right to terminate the License Agreement.
(f)No Breaches or Defaults. Issuer has not breached or defaulted under any provision of the License Agreement in any material respect, and, to the Knowledge of Issuer, Licensee has not breached or defaulted on any provision of the License Agreement in any material respect. Issuer has not received notice from Licensee or delivered notice to Licensee of any actual or potential breach described as such and relating to any provision of the License Agreement. There has occurred no event that, upon notice or the passage of time or both, would reasonably be expected to give rise to any material breach or default under the License Agreement by Issuer or, to the Knowledge of Issuer, Licensee.
(g)Payments Made. Issuer has timely received from Licensee the full amount of the payments due and payable under the License Agreement.
(h)No Royalty Reductions. The amount of the Royalty Payments due and payable under Section 4.4.1 of the License Agreement is not currently subject to any royalty reduction (including any Permitted Royalty Deduction) or any set-off, by contract or otherwise.
(i)No Assignments, Adverse Claims, etc. Issuer has not consented to any assignment by Licensee of, and, to the Knowledge of Issuer, Licensee has not assigned, any rights or obligations under the License Agreement. Except pursuant to the Transaction Documents to which it is a party, Issuer has not assigned, in whole or in part, and has not granted, incurred or suffered to exist any Adverse Claims on, or with respect to, the License Agreement, or any of Issuer’s right, title or interest in and to the Licensed IP.
(j)No Indemnification Claims. Issuer has not notified Licensee of any claims for indemnification under the License Agreement. Issuer has not received any notice from Licensee of any claims for indemnification under the License Agreement.

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(k)Infringements. Issuer has not received, and to the Knowledge of Issuer there are no facts or circumstances that would lead to Issuer receiving any notice from, or being required to give any notice to, Licensee pursuant to Section 6.5.1 of the License Agreement.
(l)Audits. Issuer has not, pursuant to Section 4.6.2(a) of the License Agreement or otherwise, requested that Licensee permit Issuer or any other Person to examine pertinent books and records of Licensee to determine and report to Issuer the correctness of any amounts payable to Issuer under the License Agreement.
(m)Licenses and Sublicenses. Issuer has not received from the Licensee or any of its Affiliates any written notice of any sublicense of the Licensed IP, and to the Knowledge of Issuer, Licensee has not granted any sublicense of the Licensed IP to any Person.
Section 3.10Subject Contracts.
(a)Validity and Enforceability of Subject Contracts. Each of the Subject Contracts is a valid and binding obligation of Issuer and, to the Knowledge of Issuer, of the other parties thereto, enforceable in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to or affecting creditors’ rights generally. Issuer has not received any written notice from the respective counterparties challenging the validity or enforceability of the applicable Subject Contract or any obligations thereunder.
(b)No Waivers, Releases or Amendments. Issuer has not granted any material waiver under any Subject Contract and has not released any respective counterparty, in whole or in part, from any of its material obligations under the applicable Subject Contract. Except as contemplated by this Support Agreement, Issuer has not proposed to any respective counterparty, or received from any respective counterparty, any proposal to amend or waive any provision of any Subject Contract (other than any such proposal that is no longer outstanding or under consideration).
(c)No Termination, etc. Issuer has not (i) given any respective counterparty any notice of termination of the applicable Subject Contract or (ii) received from any respective counterparty any notice of termination of the applicable Subject Contract. Issuer has not received any notice from, or given any notice to, any respective counterparty expressing any intention or desire to terminate the applicable Subject Contract. To the Knowledge of Issuer, no event has occurred that would give Issuer the right to terminate any Subject Contract.
(d)No Breaches or Defaults. Issuer has not breached or defaulted under any provision of any Subject Contract in any material respect, and, to the Knowledge of Issuer, no respective counterparty has breached or defaulted on any provision of the applicable Subject Contract in any material respect. Issuer has not received notice from any respective counterparty or delivered notice to any respective counterparty of any actual or potential breach described as such and relating to any provision of the applicable Subject Contract. There has occurred no event that, upon notice or the passage of time or both, would reasonably be expected to give rise to any material breach or default under any Subject Contract by Issuer or, to the Knowledge of Issuer, the respective counterparty.
(e)Payments Made; No Audits. Issuer has timely delivered to the respective counterparty the full amount of the payments due and payable under each Subject Contract and no respective counterparty has performed an audit of Issuer.

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(f)No Assignments, Adverse Claims, etc. Issuer has not consented to any assignment by any respective counterparty of, and, to the Knowledge of Issuer, no respective counterparty has assigned, any rights or obligations under the applicable Subject Contract. Except pursuant to the Transaction Documents to which it is a party, Issuer has not assigned, in whole or in part, and has not granted, incurred or suffered to exist any Adverse Claims on, or with respect to, any Subject Contract, or any of Issuer’s right, title or interest in and to the Licensed IP.
(g)No Indemnification Claims. Issuer has not notified any respective counterparty of any claims for indemnification under the applicable Subject Contract. Issuer has not received any notice from any respective counterparty of any claims for indemnification under the applicable Subject Contract.
(h)Licenses and Sublicenses. Issuer has not received from any respective counterparty to any Subject Contract or any of their respective Affiliates any written notice of any sublicense of the Licensed IP, and to the Knowledge of Issuer, no respective counterparty has not granted any sublicense of the Licensed IP to any Person.
Section 3.11Title to Receivables. Issuer is the exclusive owner of the entire right, title (legal and equitable) and interest in and to the Total Payments and has good, valid and indefeasible title thereto, free and clear of all Adverse Claims other than with respect to the Remaining Payments, any Permitted Transaction. On or prior to the Closing Date, Issuer will have assigned, transferred and delivered the Receivables to Fiduciaire, to be held in trust for the benefit of Subscribers and Issuer, according to their respective interests in the Fiduciary Assets, and Fiduciaire will have good and valid title as a fiduciaire to the Receivables, free and clear of all Adverse Claims, subject to the terms and conditions set forth in the License Agreement. The Receivables to be delivered to Fiduciaire have not been pledged, sold, contributed, assigned, transferred or conveyed by Issuer to any other Person, except as set forth in the Transaction Documents.
Section 3.12Intellectual Property.
(a)Schedule 3.12(a) of the Disclosure Schedule lists all Licensed Patent Rights and Joint Patent Rights that are granted or pending as of the date hereof and specifies as to each such Patent Right, as applicable, (i) the country or other jurisdiction by or in which each such Patent Right has issued or registered as a Patent Right or an application for Patent Right has been filed; (ii) the respective application and/or patent or registration numbers; (iii) the scheduled expiration date thereof, including a notation if such scheduled expiration date includes a term extension or supplementary protection certificate, (iv) the title of such Patent Right, (v) the Licensed Product(s) to which such Patent Right is related and (vi) whether such Patent Right is a Licensed Patent Right or a Joint Patent Right. Except as set forth on Schedule 3.12(a) of the Disclosure Schedule, Issuer is the sole and exclusive owner of the entire right, title and interest in each Licensed Patent Right that is granted or pending as of the date hereof, such Licensed Patent Rights are not subject to any encumbrance, lien or claim of ownership by any third party, and, to the Knowledge of Issuer, there are no facts that would preclude Issuer from having unencumbered title to the Licensed Patent Rights, and Issuer and Licensee are the joint owners of each Joint Patent Right that is granted or pending as of the date hereof. Other than as set forth on Schedule 3.12(a) of the Disclosure Schedule there is no Patent Right owned or licensed by the Issuer or its Affiliates related to the Licensed Products.
(b)There is no pending or, to the Knowledge of Issuer, threatened, opposition, interference, reexamination, injunction, claim, suit, action, citation, summons, subpoena, hearing, inquiry, investigation (by the International Trade Commission or otherwise), complaint, arbitration, mediation, demand, decree or other dispute, disagreement, proceeding, claim or inter partes review (in each case, other than standard patent prosecution before a patent office) (collectively, “Disputes”) challenging the legality, validity, enforceability or ownership

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of any of the Patent Rights set forth on Schedule 3.12(a) of the Disclosure Schedule as may be updated from time to time. To the Knowledge of Issuer, there are no Disputes by or with any third party against Issuer involving the Patent Rights set forth on Schedule 3.12(a) of the Disclosure Schedule.
(c)Issuer has not, and, to the Knowledge of Issuer, Licensee has not, received any notice of any pending or threatened adverse proceedings of any kind, including before any judicial, administrative or arbitral body, directed to any of the Patent Rights listed on Schedule 3.12(a) of the Disclosure Schedule, including litigations, inter partes review proceedings (IPR), interferences, reexaminations, oppositions or like procedures, but excluding, for the avoidance of doubt, any ordinary proceedings relating to the prosecution of any Patent Right listed on Schedule 3.12(a) of the Disclosure Schedule.
(d)To the Knowledge of Issuer, and except as separately disclosed to Subscriber Representative, there is no pending or threatened, and no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) would result in or serve as a basis for any, action, suit or proceeding, or any investigation or claim, and Issuer has not received any written notice of the foregoing, that claims that the commercialization of the Licensed Product as currently contemplated infringes on any patents or other intellectual property rights of any other Person or constitutes misappropriation of any other Person’s trade secrets. To the Knowledge of Issuer, there is no Patent Right owned by a third party that Licensee does not have the right to use that would be infringed by the commercialization of the Licensed Products as currently contemplated.
(e)In each granted Patent Right listed on Schedule 3.12(e) of the Disclosure Schedule, there is at least one valid claim that Covers (as defined in Section 1.18 of the License Agreement) the Licensed Product in the country in which such Patent Right is granted and that would be infringed by Issuer’s or any of its subsidiaries’, or Licensee’s commercialization of the Licensed Products as currently contemplated but for Issuer’s and any of its subsidiaries’ rights in such Patents Rights.
(f)Each of the Patent Rights listed on Schedule 3.12(a) of the Disclosure Schedule is subsisting and (with respect to issued Patent Rights) unexpired, and to the Knowledge of Issuer, is valid and enforceable. Neither Issuer nor, to the Knowledge of Issuer, Licensee has received any opinion of counsel that a Patent Right listed on Schedule 3.12(a) of the Disclosure Schedule is invalid or unenforceable. Neither Issuer nor, to the Knowledge of Issuer, Licensee has received notice from any third party that alleges that a Patent Right listed on Schedule 3.12(a) of the Disclosure Schedule is invalid or unenforceable.
(g)Each of the Patent Rights listed on Schedule 3.12(a) of the Disclosure Schedule correctly identifies each and every inventor of the claims thereof as determined in accordance with the Laws of the jurisdiction in which such Patent was issued or is pending. Issuer has not received any written notice from any, and, to the Knowledge of Issuer, there is no, Person who is or claims to be an inventor under any of the Patent Rights listed on Schedule 3.12(a) of the Disclosure Schedule who is not a named inventor thereof. To the Knowledge of Issuer, Licensee has not received any notice from any Person who is or claims to be an inventor of any of the Patent Rights listed on Schedule 3.12(a) of the Disclosure Schedule who is not a named inventor thereof.
(h)Issuer has not, and, to the Knowledge of Issuer, Licensee has not, received any written notice of any claim by any Person challenging the ownership of the rights of Issuer in and to, or the validity or enforceability of, the Patent Rights listed on Schedule 3.12(a) of the Disclosure Schedule, or asserting that the manufacture, importation, sale, offer for sale or use of any Licensed Product infringes such Person’s Patent Rights or other intellectual property rights.

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(i)To the Knowledge of Issuer, (1) no third party intellectual property rights or Patent Rights would be, or are, infringed by Licensee’s manufacture, importation, sale, offer for sale or use of any Licensed Product as currently contemplated, (2) no Person is infringing any of the Patent Rights listed on Schedule 3.12(a) of the Disclosure Schedule, and (3) Issuer has not put any Person on written notice of any infringement of any of such Patent Rights.
(j)(i) No issued Patent Rights listed on Schedule 3.12(a) of the Disclosure Schedule have lapsed, expired or otherwise been terminated and (ii) no patent application set listed on Schedule 3.12(a) of the Disclosure Schedule that was filed by the Issuer and for which a Patent Right has not yet issued, have lapsed, expired, been abandoned or otherwise been terminated, other than by operation of law.
(k)Issuer has not filed any disclaimer, other than a terminal disclaimer, or made or permitted any other voluntary reduction in the scope of any of its Patent Rights.
(l)Issuer (with respect to payments for which Issuer is responsible in accordance with the License Agreement), or, to the Knowledge of Issuer, Licensee (with respect to payments for which Licensee is responsible in accordance with the License Agreement), has paid, or caused to be paid, all required maintenance fees, annuities or other like payments with respect to the Patent Rights listed on Schedule 3.12(a) of the Disclosure Schedule. Issuer has not, and, to the Knowledge of Issuer, Licensee has not, received any notice asserting that any such granted Patent Rights has lapsed, expired or otherwise been terminated, except pursuant to Section 6.3.2(c) of the License Agreement.
(m)To the Knowledge of Issuer, each Person who has or has had any rights in or to the Patent Rights listed on Schedule 3.12(a) of the Disclosure Schedule, including the named inventors of the Patent Rights, has (i) executed a Contract assigning their entire right, title and interest in and to such Patent Rights and the inventions embodied, described or claimed therein, to the owner thereof (except when such right, title and interest in and to such Patent Rights are vested in the owner thereof pursuant to applicable Law) and (ii) each individual associated with the filing and prosecution of such Patent Rights complied in all material respects with all applicable duties of candor and good faith in dealing with any patent office, including any duty to disclose to any patent office all information known by such inventors to be material to the patentability of the Patent Rights, in each case, in those jurisdictions where such duties exist.
(n)Except for information disclosed to the applicable patent office during prosecution of Issuer’s Patent Rights, to the Knowledge of Issuer, there are no pending or issued Patent Rights, published applications, articles, abstracts or other prior art deemed material to patentability of any of the inventions claimed in the issued Patent Rights, or that would otherwise reasonably be expected to materially adversely affect the validity or enforceability of any of the claims of the issued Patent Rights.
(o)Issuer has not received any notice from Licensee advising Issuer that Licensee intends to allow any of the Patent Rights listed on Schedule 3.12(a) of the Disclosure Schedule which Licensee is prosecuting or maintaining in accordance with the License Agreement to expire before its stated expiration date, except as contemplated by Section 6.3.2(c) of the License Agreement.
(p)To the Knowledge of Issuer, Licensee plans to pursue a term extension of at least one Patent Right listed on Schedule 3.12(a) of the Disclosure Schedule and there are no facts or circumstances that would preclude the granting of such term extension.

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Section 3.13Indebtedness. Except as publicly disclosed in the Issuer’s Annual Report on Form 20-F, Issuer and its subsidiaries have no Indebtedness that is (a) secured or (b) in excess of [***].

Section 3.14Solvency. Issuer is not, individually and together with its subsidiaries on a consolidated basis (if any), subject to Insolvency Proceedings.

Section 3.15Tax Matters.
(a)No Tax Deduction has been made, and no Tax Deduction was required to be made under applicable Law, from any payment to Issuer under the License Agreement, and the Issuer was never required or requested to establish any entitlement to treaty benefits in order to avoid or minimize any such Tax Deduction.
(b)To the Knowledge of Issuer, no Tax Deduction will be required to be made under applicable Law with respect to any future payments to the Issuer under the License Agreement and the Issuer will not be required to establish any entitlement to treaty benefits in order to avoid or minimize any such Tax Deduction.
(c)There are no existing liens for Taxes on the Receivables.
(d)The Issuer has filed (or caused to be filed) all material tax returns and material tax reports required by applicable Law to have been filed by it (including in its capacity as a withholding agent), which tax returns and tax reports were complete and correct in all material respects, and has timely paid all material taxes required to be paid by it.
Section 3.16Disclosure. The Issuer (or its representatives) has disclosed or made available, or included in its public filings with the U.S. Securities and Exchange Commission, to Subscriber Representative all agreements, instruments and corporate or other restrictions and other matters to which the Issuer or any of its Affiliates is subject, that, to the Knowledge of Issuer, either individually or in the aggregate, would reasonably be expected to result in an Issuer Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether written or oral) by or on behalf of Issuer to Subscriber Representative in connection with the transactions contemplated hereby and the negotiation of this Support Agreement or delivered hereunder or under any other Transaction Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, with respect to financial projections, estimates, budgets or other forward-looking information, Issuer represents only that such information was prepared in good faith based upon assumptions believed by Issuer to be reasonable at the time such information was delivered to Subscriber Representative (it being understood that such information is as to future events and is not to be viewed as facts, is subject to significant uncertainties and contingencies, many of which are beyond the control of Issuer, that no assurance can be given that any particular projection, estimate, budget or forecast will be realized and that actual results during the period or periods covered by any such projections, estimate, budgets or forecasts may differ significantly from the projected results and such differences may be material).

Article IV
Subscribers’ Representations and Warranties

Each Subscriber and Subscriber Representative, where applicable, represents and warrants, severally and not jointly to Issuer that, as of the date hereof:

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Section 4.1Existence. Such Subscriber and Subscriber Representative is a limited partnership or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the State of Delaware.
Section 4.2Authorization. Such Subscriber and Subscriber Representative has the requisite power and authority to execute, deliver and perform its obligations under this Support Agreement and the other Transaction Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by such Subscriber and Subscriber Representative of this Support Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of such Subscriber and Subscriber Representative.
Section 4.3Enforceability. This Support Agreement and the other Transaction Documents to which Subscriber Representative and such Subscriber is a party have been (or at Closing, as applicable, will be) duly executed and delivered by Subscriber Representative and such Subscriber, and constitute (or at Closing, as applicable, will constitute) valid and binding obligations of Subscriber Representative and such Subscriber, enforceable against Subscriber Representative and such Subscriber in accordance with their terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and comparable civil law provisions and by applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to or affecting creditors’ rights generally.
Section 4.4Absence of Conflicts. The execution, delivery and performance by Subscriber Representative and such Subscriber of this Support Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby do not conflict with, or constitute a breach or default (with or without notice or lapse of time, or both) under any provision of (a) the Organizational Documents of Subscriber Representative and such Subscriber, (b) any Law or Judgment applicable to Subscriber Representative and such Subscriber, or (c) any Contract to which Subscriber Representative and such Subscriber is a party or by which Subscriber Representative and such Subscriber is bound, except in the case of clauses (b) and (c) for such breaches or defaults, that, individually or in the aggregate, could not reasonably be expected to result in a Subscriber Material Adverse Effect.
Section 4.5Consents. No Consent of any Governmental Entity or any other Person is required by or with respect to Subscriber Representative and such Subscriber in connection with the execution, delivery and performance by Subscriber Representative and such Subscriber of this Support Agreement, the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, except for (a) the registration and tax formalities to be carried out with respect to the Trust Agreement in accordance with Article 2019 of the French Civil Code and corresponding provisions of the Trust Agreement and (b) such Consents, the failure of which to be obtained or made, would not reasonably be expected to result in a Subscriber Material Adverse Effect.
Section 4.6Litigation. No action, suit, proceeding or investigation before any Governmental Entity, court or arbitrator is pending, or, to the knowledge of Subscriber Representative and such Subscriber, threatened in writing, against Subscriber Representative and such Subscriber that, individually or in the aggregate, would, if determined adversely, reasonably be expected to result in a Subscriber Material Adverse Effect.
Section 4.7Brokers Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of Subscriber Representative and such Subscriber who is entitled to any fee or commission in connection with the transactions contemplated by this Support Agreement or the other Transaction Documents.
Section 4.8Financing. Subscriber Representative and such Subscriber has and will have sufficient cash to pay the Subscription Price when due pursuant to the Bonds Subscription Agreement. Subscriber Representative and such Subscriber acknowledges that its obligations under the Transaction Documents are not contingent on obtaining financing.

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Article V
Covenants
Section 5.1Performance of License Agreement. Issuer shall perform and comply (a) in all respects with its obligations under Section 8.4 of the License Agreement and (b) in all material respects with its other obligations under the License Agreement. Promptly (and in any case within [***] Business Days) after (a) receiving (i) notice from Licensee alleging any breach of or default under the License Agreement by Issuer related to the Receivables, or any other breach or default that would reasonably be expected to adversely affect the Subscribers’ Interests in any material respect, or asserting the existence of any facts, circumstances or events that, alone or together with other facts, circumstances or events, would reasonably be expected (with or without the giving of notice or passage of time, or both) to give rise to such a breach of or default under the License Agreement or the right to terminate the License Agreement (in whole or in part) by Licensee or (ii) any other correspondence relating to the foregoing or (b) to the Knowledge of Issuer, there are no facts, circumstances or events that, alone or together with other facts, circumstances or events, would reasonably be expected (with or without the giving of notice or passage of time, or both) to give rise to a breach of or default under the License Agreement by Issuer related to the Receivables, or any other breach or default that adversely affect in any material respect the Subscribers’ Interests or the right to terminate the License Agreement (in whole or in part) by Licensee, in each case ((a) and (b)) the Issuer shall (x) (A) give written notice thereof to Subscriber Representative and provide Subscriber Representative with a written summary of the material details thereof, (B) include a copy of any written notice received from Licensee relating thereto and (C) in the case of any such breach or default or alleged breach or default by Issuer, describe in reasonable detail any corrective action Issuer proposes to take in respect of such breach or default; and (y) in the case of any such breach or default or alleged breach or default by Issuer, cooperate and consult with Subscriber Representative and use commercially reasonable efforts to cure such breach or default and give written notice to Subscriber Representative promptly upon curing such breach or default. Notwithstanding anything to the contrary in this Support Agreement, if Issuer is advised by its counsel that providing Subscriber Representative with a copy of any License Agreement Correspondence or any other documents, notices or information pursuant to this Support Agreement (whether pursuant to this Section 5.1, Section 5.4, Section 5.10(a), or otherwise) would reasonably be expected to constitute a breach by Issuer of its confidentiality obligations under the License Agreement (“Confidentiality Breach”), then Issuer shall, in lieu of delivery of such License Agreement Correspondence or other documents, notices or information, provide a written summary thereof to Subscriber Representative describing in as much detail as would not result in a Confidentiality Breach the substance of such License Agreement Correspondence or such other documents or information. Issuer agrees to keep Subscriber Representative reasonably informed of Issuer’s interactions with the Licensee in connection with Issuer’s efforts to obtain the Licensee Consent.
Section 5.2Performance of Key Contracts. Issuer agrees that it shall (a) perform and comply in all material respects with its obligations under the Key Contracts, and (b) use commercially reasonable efforts to cure any breach or default by Issuer of any Key Contracts that would reasonably be expected to adversely affect in any material respect the Subscribers’ Interests.
Section 5.3Payments; Offsets by Licensee.
(a)Payments to Subscribers. Promptly after the Closing Date, Issuer shall deliver the Licensee Instruction Letter to Licensee and shall notify the Licensee in writing of the Closing hereunder in accordance with such Licensee Instruction Letter. If Issuer shall, notwithstanding the provisions of the Licensee Instruction Letter, receive from Licensee any Receivables, Issuer shall promptly, and in any event within [***] Business Days, following the receipt by Issuer of any such Receivables, place such Receivables in trust with Fiduciaire for the benefit of Subscribers and Issuer, according to their respective interests in the Fiduciary Assets (which amounts, for the avoidance of doubt, will promptly, and in any event within [***]

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Business Days, be paid by Fiduciaire to Subscribers until the end of the Royalty Period). Issuer and Fiduciaire shall make all the payments to Subscribers under the Transaction Documents in Dollars and shall bear any cost and expense incurred in connection with any currency conversion that may be required to make payments in Dollars.
(b)Offsets by Licensee. If Licensee validly sets off against the Receivables any amount that may be owed or owing from Issuer (or any of its Affiliates) to Licensee in respect of any right of such Licensee against Issuer (or any of its Affiliates) arising from or in connection with any matter (other than the Receivables), then Issuer shall promptly, and in any event no later than [***] Business Days, following the date on which a Responsible Employee becomes aware of such set-off, pay to Fiduciaire in cash a sum equal to the amount of any such set-off, which sum shall be held by Fiduciaire as assets of the Trust for the benefit of Subscribers and Issuer, according to their respective interests in the Fiduciary Assets. If any amount that is set off pursuant to this Section 5.3(b) is subsequently repaid or reimbursed by Licensee, such repaid or reimbursed amount shall not be payable to Fiduciaire and shall be retained by Issuer.
(c)Payments Held In Trust. Issuer agrees that it shall hold and place in trust with Fiduciaire for the benefit of Subscribers and Issuer, according to their respective interests in the Fiduciary Assets, any amounts received by it, to which Subscribers are entitled to under Section 5.3(a), Section 5.3(b), Section 5.7(c), Section 5.8(c), or Section 5.10(c) and agrees that it shall have no right, title or interest whatsoever in such amounts (and which amounts, for the avoidance of doubt, will promptly, and in any event within [***] Business Days, be paid by Fiduciaire to Subscribers as additional repayment of the Bonds under the Terms and Conditions of the Bonds until the end of the Royalty Period).
(d)Remittance. All remittances of amounts referred to in Section 5.3(c) shall be made by wire transfer of immediately available funds to the account of Fiduciaire set forth in the Trust Agreement, without set-off or counterclaim, which amounts shall be held by Fiduciaire as assets of the Trust for the benefit of Subscribers and Issuer, according to their respective interests in the Fiduciary Assets (which amounts, for the avoidance of doubt, will promptly, and in any event within [***] Business Days, be paid by Fiduciaire to Subscribers as additional repayment of the Bonds under the Terms and Conditions of the Bonds until the end of the Royalty Period).
Section 5.4License Agreement Correspondence. Issuer shall deliver to Subscriber Representative new or updated License Agreement Correspondence that Issuer receives from Licensee (including Royalty Reports and any material updates regarding the Receivables or Licensee’s or its sublicensees’ development and commercialization efforts) or the Issuer provides to Licensee, within [***] Business Days following Issuer’s receipt or delivery thereof.
Section 5.5Inspections and Audits.
(a)Consultation. The Issuer shall not, without first consulting Subscriber Representative, cause an inspection or audit of the Licensee’s books and records to be conducted pursuant to and in accordance with Section 4.6.2(a) of the License Agreement.
(b)Audits of Licensee. Issuer shall, if reasonably requested in writing by Subscriber Representative (provided that Subscriber Representative shall not be entitled to request an inspection more frequently than once each Calendar Year), request that Licensee permit an independent third party accounting firm to examine pertinent books and records of Licensee for the purposes of determining and reporting to Issuer the accuracy of the Royalty Payments and Milestone Payments (in each case to the extent permitted under, and in accordance with, the License Agreement). For Calendar Years occurring (in whole or in part) prior to the Initial Fixed Return Date, Issuer shall, for purposes of Section 4.6.2(a) of the License Agreement, select such independent third party accounting firm as Subscriber Representative shall recommend for such purpose (as long as such independent third party accounting firm is

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reasonably acceptable to Licensee). If, pursuant to Section 4.6.2(c) of the License Agreement, Licensee is responsible for any additional Royalty Payments or Milestone Payments owed to Issuer, Trust or Fiduciaire, Issuer shall remit to Fiduciaire, promptly, and in any event within [***] Business Days of receipt thereof, any such amounts (to the extent such amounts are paid to Issuer), with such amounts to be held by Fiduciaire as assets of the Trust for the benefit of Subscribers and Issuer, according to their respective interests in the Fiduciary Assets (which amounts, for the avoidance of doubt, will promptly, and in any event within [***] Business Days, be paid by Fiduciaire to Subscribers as additional repayment of the Bonds under the Terms and Conditions of the Bonds until the end of the Royalty Period). If, pursuant to Section 4.6.2(c) of the License Agreement, such audit reveals Licensee overpaid any Applicable Royalty Payments or Applicable Milestone Payments, then Subscribers shall pay Issuer an amount equal to such overpayment of the Applicable Royalty Payments or Applicable Milestone Payments, to the extent Issuer reimburses Licensee for such overpayment. If such an audit is undertaken at the request of Subscriber Representative, all of the expenses of determining and reporting the correctness of the Royalty Payments and the Milestone Payments (including the fees and expenses of such independent third party accounting firm) that would otherwise be borne by Issuer pursuant to Section 4.6.2(a) of the License Agreement shall instead be borne by Subscribers; provided, however, that any reimbursement from Licensee of such costs pursuant to Section 4.6.2(c) of the License Agreement shall belong to Subscribers, and, if any such amounts are received by Issuer, Issuer shall promptly, and in any event within [***] Business Days following the receipt by Issuer of any such amounts, place such amounts in trust with Fiduciaire for the benefit of Subscribers. For clarity, any reimbursement from Licensee of such costs pursuant to Section 4.6.2(c) of the License Agreement (whether directly or through Issuer or Fiduciaire) shall not be counted in calculating the Fixed Amount.
(c)Inspections of Issuer Records. Subscriber Representative and its Representatives shall have the right, from time to time during normal business hours and upon at least [***] days’ prior written notice to Issuer, on a date and time as is reasonably convenient for Issuer, but no more frequently than one time per Calendar Year, to visit the offices and properties of Issuer where books and records, for reasonable and good cause, relating to or pertaining to the calculation of the Receivables are kept and maintained, to inspect such books and records specifically related to the Receivables and to verify the accuracy of the Receivables.
(d)Semi-Annual Updates. If requested by Subscriber Representative, Issuer shall, on a semi-annual basis, provide an update to Subscriber Representative via videoconference regarding the Receivables and the status of Licensee’s and its Affiliates’ and sublicensees’ compliance with the commercialization obligations under the License Agreement, to the extent not prohibited by obligations of confidentiality under the License Agreement. In addition to the foregoing, Subscriber Representative shall have the right, no more than once per Calendar Year, to request an in-person meeting to discuss such updates. Any such videoconference or meeting shall be at a mutually agreeable reasonable date and time and shall include an executive officer of each of Issuer and Subscriber Representative. Each of Issuer and Subscriber Representative shall be solely responsible for their own costs and expenses associated with such videoconferences and meetings, including all travel and accommodations.
Section 5.6Amendments of the License Agreement. Issuer shall not execute or agree to execute any proposed amendment, supplement, modification or wavier of the License Agreement (a “Modification”) that would reasonably be expected to adversely affect in any material respect the Subscribers’ Interests without the prior written consent of Subscriber Representative (such consent not to be unreasonably withheld, conditioned or delayed). Promptly, and in any event within [***] Business Days, following receipt by Issuer of a fully executed Modification of the License Agreement, Issuer shall furnish a copy of such Modification to Subscriber Representative.
Section 5.7Enforcement of the License Agreement.
(a)Notice of Licensee Breaches. Promptly (and in any event within [***] Business Days) following Issuer becoming aware of, or coming to believe in good faith that there

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has been, a breach of the License Agreement by Licensee that would reasonably be expected to adversely affect in any material respect the Subscribers’ Interests, Issuer shall provide notice of such breach to Subscriber Representative. In addition, Issuer shall provide to Subscriber Representative a copy of any notice of breach or alleged breach of the License Agreement delivered to or received by Issuer as soon as practicable and in any event no later than [***] Business Days following such delivery or receipt.
(b)Enforcement. Issuer and Subscriber Representative shall cooperate and consult with each other regarding any breach by Licensee of the License Agreement referred to in Section 5.7(a) and as to the timing, manner and conduct of any enforcement of Licensee’s breached obligations under the License Agreement, including the employment of counsel. Following such consultation, Issuer may, and, if reasonably requested by Subscriber Representative within [***] Business Days after Subscriber Representative’s receipt of notice of such breach pursuant to Section 5.7(a), shall, proceed to enforce compliance by Licensee with the relevant provisions of the License Agreement and to exercise such rights and remedies relating to such breach as shall be available to Issuer, Trust and Fiduciaire, whether under the License Agreement or by operation of Law. The counsel selected by Issuer for such enforcement action shall be reasonably acceptable to Subscriber Representative.
(c)Allocation of Proceeds and Costs of Enforcement. The Proceeds of any enforcement of Licensee’s obligations under the License Agreement pursuant to this Section 5.7 (including any proceeds received by Issuer, Trust or Fiduciaire from the enforcement of any indemnity obligation relating thereto under the License Agreement), after deduction of all costs and expenses (including attorneys’ fees and expenses) incurred by Issuer and Fiduciaire in connection with such enforcement, shall be remitted to Fiduciaire to be held as assets of the Trust for the benefit of Subscribers and Issuer, according to their respective interests in Fiduciary Assets (which amounts, for the avoidance of doubt, will promptly, and in any event within [***] Business Days, be paid by Fiduciaire to Subscribers as additional repayment of the Bonds under the Terms and Conditions of the Bonds until the end of the Royalty Period). Any retainers or advances required by the counsel employed for such enforcement and any other reasonable costs and expenses of enforcement (including reasonable attorneys’ fees and expenses) that are not satisfied out of the Proceeds of such enforcement shall be borne by Subscribers and Issuer in proportion to their respective interests in such Proceeds; provided, that any such retainers, advances, and other reasonable costs and expenses of enforcement shall be borne by Subscribers if such enforcement is undertaken at the request of Subscriber Representative.
Section 5.8Termination of the License Agreement.
(a)Termination by Issuer. Promptly, and in any event within [***] Business Days, following a Responsible Employee becoming aware of the occurrence of any of the events described in Sections 10.4 or 10.5 of the License Agreement or any other provision that gives rise to a right on the part of Issuer to terminate the License Agreement, Issuer shall provide notice of such occurrence to Subscriber Representative and consult with Subscriber Representative in determining whether or not to exercise Issuer’s right to terminate the License Agreement. In any event, Issuer shall not exercise its right to terminate the License Agreement, or agree with Licensee to terminate the License Agreement, except with the prior written consent of Subscriber Representative (such consent not to be unreasonably withheld, conditioned or delayed).
(b)Termination by Licensee. Promptly, and in any event within [***] Business Days, following receipt by Issuer from Licensee of a notice of termination of the License Agreement, in its entirety or with respect to any Licensed Product, by Licensee pursuant to Sections 10.2, 10.3, or 10.5 of the License Agreement or otherwise, Issuer shall furnish a copy thereof to Subscriber Representative.

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(c)Relicensing. If the License Agreement has been terminated (in its entirety or with respect to certain Licensed Products), then (i) Issuer shall consult and cooperate with Subscriber Representative to identify and pursue one or more alternative licensing arrangements with respect to the terminated Licensed Product(s), in the Territory (i.e., grants of new licenses or sublicenses to any Licensed IP, and any Licensed Patent Rights or Licensed Know-How Rights licensed to Issuer) through one or more third parties reasonably satisfactory to Subscriber Representative and Issuer, on commercially reasonable terms, as determined by the Issuer and Subscriber Representative acting reasonably, which right Subscriber Representative may exercise by written notice to Issuer, and (ii) Issuer shall use commercially reasonable efforts to negotiate and enter into agreements as are reasonably necessary in furtherance thereof. All reasonable out of pocket costs and expenses (including attorneys’ fees and expenses) incurred by Subscribers pursuant to this Section 5.8(c) shall be borne by Subscribers. All reasonable out of pocket costs and expenses (including attorneys’ fees and expenses) incurred by Issuer pursuant to this Section 5.8(c) and not paid for out of the closing proceeds, if any, of such new agreements shall be borne by Issuer. If Issuer shall enter into any new agreement(s) pursuant to this Section 5.8(c), then, for no additional consideration from Subscribers, (x) Subscribers shall be entitled to the same rights under such new agreement(s), mutatis mutandis, as those provided for under the License Agreement (excluding any payments owed by Issuer to Licensee pursuant to Section 10.6.2(d) of the License Agreement) pursuant to the Transaction Documents, (y) such new agreement(s) shall provide that all payments thereunder corresponding to the Receivables shall be assigned to Fiduciaire to be held in trust for the benefit of Subscribers and Issuer, according to their respective interests in the Fiduciary Assets (which payments, for the avoidance of doubt, will promptly, and in any event within [***] Business Days, be paid by Fiduciaire to Subscribers as additional repayment of the Bonds under the Terms and Conditions of the Bonds until the end of the Royalty Period), and (z) Subscriber Representative, Fiduciaire and Issuer shall modify the terms of this Support Agreement and the other Transaction Documents to reflect such new agreement and to reflect, as closely as possible, with respect to such new agreement(s), the benefit of the bargain of the parties hereunder with respect to the License Agreement, the sale of the revenue generated (and to be generated) by virtue of the licenses of intellectual property rights granted thereunder and the purchase by Subscribers of the Bonds. In the event that Issuer has not entered into a new agreement pursuant to this Section 5.8(c) within [***] days of the termination of the License Agreement, then Subscriber Representative shall have the right to retain an investment banker on behalf of Issuer to find a new counterparty for the terminated Licensed Product(s), in the Territory, with any fees or expenses of such investment banker being borne by Subscribers, and Issuer shall use commercially reasonable efforts to cooperate with and provide assistance to Subscriber Representative in connection with Subscriber Representative’s efforts.
Section 5.9Prosecution and Maintenance of Patents. Issuer agrees that it shall, or shall use commercially reasonable and diligent efforts to cause Licensee to (in each case, to the extent required or permitted by the License Agreement and in accordance with and subject to the limitations contained in the License Agreement, including Section 6.3 of the License Agreement), take any and all actions, and prepare, execute, deliver and file any and all agreements, documents and instruments, that are reasonably necessary or desirable, in Subscriber Representative’s reasonable determination to diligently preserve, prosecute, defend and maintain all Licensed Patent Rights (and Joint Patent Rights if any), so that such Licensed Patent Rights (and Joint Patent Rights if any) do not lapse or expire due to acts or omissions of Issuer or the Licensee, other than (a) abandonment in the ordinary course of prosecution and (b) abandonment pursuant to Sections 6.3.1(c) or 6.3.2(c) of the License Agreement. Any expenses incurred by Issuer pursuant to the immediately preceding sentence, to the extent not reimbursed to Issuer by Licensee pursuant to the License Agreement, shall be borne by Issuer. For purposes of this Section 5.9, “prosecution” of Patent Rights shall include, without limitation, all communication and other interaction with any patent office or patent authority having jurisdiction over a patent application in connection with any pre-grant proceedings and post-grant proceeding, including

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opposition proceedings. Furthermore, Issuer shall not disclaim or abandon, or fail to use commercially reasonable and diligent efforts necessary or desirable to prevent the disclaimer or abandonment of, any Licensed Patent Rights in the Territory (and Issuer shall provide written notice to Subscriber Representative if it disclaims or abandons or fails to use commercially reasonable and diligent efforts necessary or desirable to prevent the disclaimer or abandonment of any Licensed Patent Rights outside of the Territory, except for any such disclaimers or abandonments that are carried out in the ordinary course of business). Issuer shall not exercise and enforce its applicable rights, or fail to exercise or enforce its rights, in respect of each of the Key Contracts and the License Agreement, that would result in a breach of this Support Agreement.
Section 5.10Enforcement and Defense of Patent Rights.
(a)Notice and Consultation. Issuer shall provide to Subscriber Representative a copy of (i) any notice of any existing or threatened infringement of any Licensed Patent Rights or Joint Patent Rights delivered by Issuer to Licensee or received by Issuer from Licensee in accordance with Sections 6.5.1 and 6.6.1 of the License Agreement, (ii) any notice of any infringement action delivered by Issuer to Licensee or received by Issuer from Licensee in accordance with Section 6.8.1 of the License Agreement, and in each case (i) and (ii) as soon as practicable and in any event no later than [***] Business Days following such delivery or receipt. Promptly following Subscriber Representative’s receipt of any such notice of existing or threatened infringement or infringement action, Issuer shall consult with Subscriber Representative and consider in good faith, or cause Licensee to consider in good faith, in both cases to the extent possible under the License Agreement, Subscriber Representative’s view in the determination of the appropriate course of action to take with respect to such existing or threatened infringement or infringement action, subject to Section 5.10(b).
(b)Enforcement and Defense. Issuer agrees that it shall, or shall use commercially reasonable efforts to cause Licensee to (in each case, to the extent required or permitted by the License Agreement and in accordance with and subject to the limitations contained in the License Agreement, including Sections 6.5, 6.6 (including 6.6.1 & seq) and 6.8 of the License Agreement), as applicable, (a) diligently enforce the Licensed Patent Rights (and Joint Patent Rights) in the Territory in accordance with Sections 6.5.2, 6.5.3, 6.5.4 and 6.6.2 of the License Agreement and against infringement or interference by any other Person in any jurisdiction (including by bringing any legal action for infringement or defending any counterclaim of invalidity or action of any other Person for declaratory judgment of non- infringement or non-interference), (b) diligently defend against any alleged or threatened assertion of invalidity, unpatentability, or unenforceability of any Licensed Patent Rights (or Joint Patent Rights) in by any other Person in any jurisdiction, including any of the Licensed Patent Rights or Joint Patent Rights that are the subject of an enforcement action in subsection (a) (excluding, for clarity, prosecution actions which are the subject of Section 5.9), or (c) diligently defend against the applicable infringement claim or action in any jurisdiction and in accordance with Section 6.8 of the License Agreement.
(c)Allocation of Proceeds and Costs of Enforcement and Defense. All Damages Payments shall be included in the Royalty Payments and paid to Fiduciaire, with such amounts to be held by Fiduciaire as assets of the Trust for the benefit of Subscribers and Issuer, according to their respective interests in Fiduciary Assets (which payments, for the avoidance of doubt, will promptly, and in any event within [***] Business Days, be paid by Fiduciaire to Subscribers as additional repayment of the Bonds under the Terms and Conditions of the Bonds until the end of the Royalty Period). [***]
Section 5.11Approval of Assignments of the License Agreement; Adverse Claims.
(a)Promptly, and in any event within [***] Business Days, following receipt by Issuer of a written request from Licensee for Issuer’s consent to assign the License Agreement

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in whole or in part, Issuer shall provide notice of such request to Subscriber Representative. Issuer and Subscriber Representative shall consult with each other regarding whether to grant consent to such requested assignment. In any event, prior to the Initial Fixed Return Date, Issuer shall not consent to any such assignment without the prior written consent of Subscriber Representative (such consent not to be unreasonably withheld, conditioned or delayed).
(b)Prior to the Initial Fixed Return Date, Issuer may not assign the License Agreement in whole or in part without the prior written consent of Subscriber Representative (such consent not to be unreasonably withheld, conditioned or delayed).
(c)Promptly, and in any event no later than [***] Business Days, following receipt of any executed assignment (in whole or in part) of the License Agreement by Licensee or Issuer, Issuer shall furnish a copy of such assignment to Subscriber Representative.
(d)Except pursuant to the Transaction Documents to which it is a party or with respect to a Permitted Transaction, Issuer shall not assign, transfer or otherwise dispose of, or grant, incur or suffer to exist any Adverse Claims on, or with respect to, the License Agreement or other Transaction Documents to which it is a party, any Royalty Payments, any Receivables or any of Issuer’s right, title or interest in and to the Licensed IP, without the prior written consent of Subscriber Representative (such consent not to be unreasonably withheld, conditioned or delayed); provided that Issuer shall provide Subscriber Representative with [***] days’ written notice prior to any Permitted Transaction and shall cooperate with Subscriber Representative to ensure that the consummation of such Permitted Transaction would not reasonably be expected to adversely affect the Subscribers’ Interests in any material respect.
(e)Issuer shall not enter into any Contract or knowingly fail to take any action that would reasonably be expected to have an Issuer Material Adverse Effect.
Section 5.12Confidentiality.
(a)Confidentiality. Each Receiving Party shall keep confidential and not disclose to any Person (other than its Affiliates and its and its Affiliates’ Representatives, as well as actual and potential investors and co-investors, and other sources of funding, including debt financing (including for the avoidance of doubt the financing granted to Issuer by the European Investment Bank), or potential partners, collaborators or acquirers, and their respective accountants, financial advisors and other professional representatives, in each case who are bound by customary obligations and non-use prior to any such disclosure (such parties, “Permitted Recipients”)), and shall cause its Permitted Recipients (to whom Confidential Information is disclosed) to keep confidential and not disclose to any Person, any Confidential Information. The foregoing obligations shall continue until [***] years following the expiration or earlier termination of the License Agreement.
(b)Confidential Information. “Confidential Information” means all proprietary information (whether written or oral, or in electronic or other form, and whether furnished before or after the date of this Support Agreement) of the Disclosing Party or (solely in the case of Subscriber Representative and Subscribers as Receiving Parties) of Licensee that is disclosed to or accessed by such Receiving Party concerning, or relating in any way, directly or indirectly, to this Support Agreement, the License Agreement, the Royalty Payments or the Receivables, including (i) this Support Agreement, the License Agreement, and any license, sublicense or other agreements involving or relating in any way, directly or indirectly, to the Receivables or the intellectual property, compounds or products giving rise to the Royalty Payments, whether or not such licenses, sublicenses or other agreements currently exist, are executed after the date hereof, or have been previously terminated, and including all terms and conditions hereof and thereof and the identities of the parties thereto, (ii) any Royalty Reports, other License Agreement Correspondence, notifications, assignments, sublicense agreements,

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notices, requests, correspondence or other information furnished pursuant to this Support Agreement (including this Article V) and any other reports, data, materials, notices, correspondence or documents of any kind relating in any way, directly or indirectly, to this Support Agreement, the License Agreement, the Receivables or the intellectual property, compounds or products giving rise to the Royalty Payments, and including reports, data, materials, notices, correspondence or documents of any kind delivered pursuant to or under this Support Agreement or any of the other agreements referred to in clause (i), and (iii) any inventions, devices, improvements, formulations, discoveries, compositions, ingredients, patents, patent applications, know-how, processes, trial results, research, developments or any other intellectual property, trade secrets or information involving or relating in any way, directly or indirectly, to the Receivables or the compounds or products giving rise to the Royalty Payments. Notwithstanding the foregoing, “Confidential Information” shall not include any information that the Receiving Party can demonstrate by competent written evidence (i) was at the time of disclosure to it (or shall thereafter, but prior to its publication, divulgence or use for the benefit of such Receiving Party or any of its Permitted Recipients, become, through no fault of such Receiving Party or its Permitted Recipients) a part of the public domain by publication or otherwise; (ii) was already properly and lawfully in its possession at the time it was received from the Disclosing Party (or if applicable, Licensee); (iii) was lawfully received from a third party who, to the knowledge of such party, was under no obligation of confidentiality to the Disclosing Party with respect thereto (or, if applicable, to Licensee); (iv) is independently invented, discovered or developed by the Receiving Party without use or reference to such information, (v) is required by Law to be disclosed (but only to the extent of such required disclosure and only after the Receiving Party provides a reasonable opportunity under the circumstances for the Disclosing Party (and, if applicable, Licensee) to review the planned disclosure and discuss the need for same); or (vi) is published with the mutual agreement of the parties. Notwithstanding anything to the contrary, nothing in this Section 5.12 shall be construed to restrict Issuer, Subscriber Representative or Subscribers from making such disclosures with respect to the Transaction, including disclosures concerning the Transaction Documents, as may be required by applicable Law or by the rules and regulations of the stock exchanges on which shares of Issuer, Subscriber Representative or Subscribers are listed.
(c)Confidentiality Provisions of the License Agreement. Notwithstanding anything to the contrary in Section 5.12(a) hereof, in no event shall any party disclose “Confidential Information” as defined in Section 7.1.2 the License Agreement other than in conformity with the provisions thereof.
(d)Insider Trading. Subscriber Representative and each Subscriber acknowledge that Issuer is listed on the Regulated Market of Euronext in Paris and on NASDAQ and that, therefore, any information provided to Subscriber Representative, Subscribers or their respective Affiliates may constitute “inside information” or “material non-public information,” the receipt of which would trigger certain obligations on the use and communication of such information under applicable “market abuse” and “insider trading” laws and regulations.
Section 5.13Public Announcements. Except for any press release announcing entry into the Transaction Documents and the Closing, and in each case as previously agreed between Issuer and Subscriber Representative, or any other public announcement using substantially the same text as such press release, no party shall, and each party shall instruct its Affiliates not to, issue a press release or other public announcement or otherwise make any public disclosure with respect to this Support Agreement or the subject matter hereof without the prior consent of Issuer (in connection with a disclosure by any Subscriber or Subscriber Representative) or Subscriber Representative (in connection with a disclosure by Issuer) (which consent, in each case, shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or stock exchange rule (in which case the party hereto required to make such press release or other public announcement or disclosure shall allow the other party

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hereto reasonable time to comment on such press release or other public announcement or disclosure in advance of such issuance). Subscriber Representative and each Subscriber hereby acknowledge and agree that Issuer will disclose the terms of the Transaction Documents and file some or all of such Transactions Documents (with appropriate redactions) in its Universal Registration Document and/or its half-year financial report, its Form 20-F and in one or more Forms 6-K and Issuer agrees to allow Subscriber Representative reasonable time to review and will consider any comments Subscriber Representative may have on such disclosures and filings.
Section 5.14Licensee Instructions. Prior to the end of the Royalty Period, Issuer shall not, and shall cause Fiduciaire not to, in each case without Subscriber Representative’s prior written consent, deliver any further directions to Licensee regarding the payment of the Receivables.
Section 5.15Existence. Issuer shall, and shall use its commercially reasonable efforts to cause each of Fiduciaire and Trust to, (a) preserve and maintain its corporate or legal existence and (b) comply with its Organizational Documents.
Section 5.16European Investment Bank. Issuer shall use its reasonable best efforts to obtain the European Investment Bank Consent as promptly as reasonably practicable following the date hereof. Issuer shall promptly and reasonably keep Subscriber Representative apprised of the status of such efforts.
Section 5.17Subscriber Representative.
(a)Each Subscriber hereby authorizes and appoints HCR Nano SPV, LLC as the Subscriber Representative to act on behalf of such Subscriber and to make any decisions, to take all actions and to incur such costs and expenses as required or permitted under this Support Agreement or any other Transaction Document. Each Subscriber further acknowledges that they shall be bound by all actions taken and documents executed by the Subscriber Representative in connection with this Support Agreement and any other Transaction Document. Issuer shall be entitled to rely (i) on any action or decision of the Subscriber Representative and (ii) conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Subscriber by the Subscriber Representative (which shall be evidenced by the execution thereof by the Subscriber Representative), and on any other action taken or purported or be taken on behalf of any Subscriber by the Subscriber Representative, as fully binding upon such Subscriber. Further, notwithstanding anything to the contrary in this Support Agreement or any other Transaction Document, any notice to or from or waiver by Subscriber Representative shall be deemed a notice to or from or waiver by all Subscribers unless otherwise expressly stated in writing.
(b)If the Subscribers desire to change the Subscriber Representative, the Subscribers shall notify Issuer in writing (the “Replacement Notice”). The Replacement Notice shall identify the designated replacement Subscriber Representative and shall become effective on the date specified therein; provided that such replacement Subscriber Representative shall be to another Subscriber, an Affiliate of a Subscriber, a party to whom this Agreement is validly assigned pursuant to Section 7.4(b) or to such other replacement Subscriber Representative reasonably acceptable to Issuer. For the avoidance of doubt, in no event shall a replacement Subscriber Representative be a Person set forth on Schedule 7.4(b).
Section 5.18Tax Cooperation. Each party hereto shall undertake commercially reasonable efforts to secure any available exemption or reduction of Permitted Tax Withholdings and/or of any withholdings in respect of any amounts payable under this Support Agreement and to seek any available refunds in respect of any Permitted Tax Withholdings and/or in respect of any amounts payable under this under this Support Agreement. A party hereto shall notify the other party hereto in writing promptly (but in no event later than [***] Business Days) following the receipt of any written notification that any withholding agent intends to make or has made any Permitted Tax Withholding and/or of any tax withholdings in respect of any amounts payable under this Support Agreement.

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Section 5.19Further Actions. From and after the Closing, each party hereto shall, at the expense of another requesting party, execute and deliver such additional documents, certificates and instruments, and perform such additional acts, as may be reasonably requested and necessary or appropriate to carry out all of the provisions of this Support Agreement and the other Transaction Documents and to consummate the transactions contemplated by this Support Agreement and the other Transaction Documents.

Article VI
Indemnification

Section 6.1Obligation of Parties to Indemnify.
(a)Indemnification by Issuer. Subject to the limitations set forth in this Article VI, from and after the Closing, Issuer shall indemnify Subscribers and Subscriber Representative against any and all losses, liabilities, claims, costs and expenses (including reasonable attorneys’ fees and expenses) and damages (collectively, “Losses”) incurred by Subscribers, Subscriber Representative or their respective Affiliates, directors, officers, employees and agents (each, a “Subscriber Indemnified Party”), to the extent arising or resulting from any of the following:
(i)any breach of any representation or warranty made by Issuer in this Support Agreement or in any other Transaction Document; and
(ii)any breach of any covenant of Issuer contained in this Support Agreement or any other Transaction Document.
(b)Indemnification by Subscribers. Subject to the limitations set forth in this Article VI, from and after the Closing, each Subscriber and Subscriber Representative shall, severally and not jointly, indemnify Issuer against any and all Losses incurred by Issuer or Issuer’s Affiliates directors, officers, employees and agents (each a “Issuer Indemnified Party”), to the extent arising or resulting from any of the following:
(i)any breach of any representation or warranty made by Subscriber Representative or such Subscriber in this Support Agreement or in any other Transaction Document; and
(ii)any breach of any covenant of Subscriber Representative or such Subscriber contained in this Support Agreement or in any other Transaction Document.
Section 6.2Procedures Relating to Indemnification for Third Party Claims.
(a)Notice of Third Party Claim. In order for a party (an “Indemnified Party”) to be entitled to any indemnification under this Article VI in respect of Losses arising out of or involving a claim or demand made by any Person other than Subscribers, Subscriber Representative or Issuer against a Subscriber Indemnified Party or an Issuer Indemnified Party, as applicable (a “Third Party Claim”), the Indemnified Party (or, in the case where the Indemnified Party is one or more Subscribers, the Subscriber Representative) must notify the party from whom indemnification is sought under this Article VI (the “Indemnifying Party”) promptly in writing (including in such notice a brief description of the Third Party Claim, including damages sought or estimated, to the extent actually known or reasonably capable of estimation by the Indemnified Party); provided, however, that the failure to promptly provide such notice shall not affect the indemnification provided under this Article VI except to the extent that the Indemnifying Party has been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party (or, in the case where the Indemnified Party is one or more Subscribers, the Subscriber Representative) shall deliver to the Indemnifying Party, promptly

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after the Indemnified Party’s receipt thereof, copies of all documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.
(b)Defense of Third Party Claims. The Indemnifying Party (it being understood that Subscriber Representative shall act on behalf of all Subscribers) shall be entitled to participate in the defense of the Third Party Claim and, if it (it being understood that Subscriber Representative shall act on behalf of all Subscribers) so chooses, to assume the defense thereof, at its own expense, with counsel selected by the Indemnifying Party (or, in the case where the Indemnifying Party is one or more Subscribers, the Subscriber Representative); provided, that such counsel is reasonably acceptable to the Indemnified Party (or, in the case where the Indemnified Party is one or more Subscribers, the Subscriber Representative). If the Indemnifying Party (it being understood that Subscriber Representative shall act on behalf of all Subscribers) elects to assume the defense of any Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. The Indemnifying Party (or, in the case where the Indemnifying Party is one or more Subscribers, the Subscriber Representative) shall permit the Indemnified Party (or, in the case where the Indemnified Party is one or more Subscribers, the Subscriber Representative) to participate in, but not control, the defense of any such action or suit through counsel chosen by the Indemnified Party (or, in the case where the Indemnified Party is one or more Subscribers, the Subscriber Representative); provided that such counsel is reasonably acceptable to the Indemnifying Party (or, in the case where the Indemnifying Party is one or more Subscribers, the Subscriber Representative) and the fees and expenses of such counsel shall be borne by the Indemnified Party. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party (or, in the case where the Indemnified Party is one or more Subscribers, the Subscriber Representative) in the defense of a Third Party Claim for any period during which the Indemnifying Party has not assumed the defense thereof (other than during the period prior to the time the Indemnified Party shall have notified the Indemnifying Party of such Third Party Claim).
(c)Cooperation. The parties hereto shall cooperate in the investigation, defense or prosecution of any Third Party Claim (it being understood that Subscriber Representative shall act on behalf of all Subscribers), with such cooperation to include (i) the retention of and the provision to the party controlling such litigation of records and information that are reasonably relevant to such Third Party Claim and (ii) the making available of employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder. If the Indemnifying Party (it being understood that Subscriber Representative shall act on behalf of all Subscribers) shall have assumed the defense of a Third Party Claim the Indemnifying Party (or, in the case where the Indemnifying Party is one or more Subscribers, the Subscriber Representative) shall not agree to any settlement, compromise or discharge of such Third Party Claim without the prior written consent of the Indemnified Party (or, in the case where the Indemnified Party is one or more Subscribers, the Subscriber Representative) unless such settlement, compromise or discharge by its terms obligates the Indemnifying Party to pay the full amount of the liability (if any) in connection with such Third Party Claim, does not involve any non-monetary penalties and releases the Indemnified Party completely and unconditionally in connection with such Third Party Claim. Regardless of whether the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not be entitled to be indemnified or held harmless pursuant to this Article VI if the Indemnified Party shall settle such Third Party Claim without the prior written consent of the Indemnifying Party (or, in the case where the Indemnifying Party is one or more Subscribers, the Subscriber Representative) (such consent not to be unreasonably withheld, conditioned or delayed).
Section 6.3Procedures Relating to Indemnification for Other Claims. In order for an Indemnified Party to be entitled to any indemnification under this Article VI in respect of

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Losses that arise out of or involve a claim or demand other than a Third Party Claim, the Indemnified Party must notify the Indemnifying Party (or, in the case where the Indemnifying Party is one or more Subscribers, the Subscriber Representative) promptly in writing (including in such notice a brief description of the claim for indemnification and the Loss, including damages sought or estimated, to the extent actually known or reasonably capable of estimation by the Indemnified Party); provided, however, that the failure to promptly provide such notice shall not affect the indemnification provided under this Article VI except to the extent that the Indemnifying Party has been actually prejudiced as a result of such failure.
Section 6.4Survival of Representations and Warranties. The representations and warranties contained in this Support Agreement shall survive the Closing solely for purposes of Section 6.1 and shall terminate on the date that is one (1) year after the termination of this Support Agreement pursuant to Section 7.13. No party shall have any liability or obligation of any nature with respect to any representation or warranty after the termination thereof.
Section 6.5No Implied Representations and Warranties. Each Subscriber and Subscriber Representative acknowledges and agrees that, other than the representations and warranties of Issuer specifically contained in Article III or the representations and warranties of Issuer included in any other Transaction Document or certificate delivered in connection herewith, there are no representations or warranties of Issuer either expressed or implied with respect to the Royalty Payments, the Receivables, the Licensed IP, the License Agreement or the transactions contemplated hereby and thereby. In particular, except as specifically contained in Article III or in the representations and warranties of Issuer in any other Transaction Document, Issuer hereby expressly disclaims any representation or warranty concerning the amount of Royalty Payments or Damages Payments that will be paid by Licensee or the timing of the receipt of any such payments, and shall have no liability hereunder or otherwise for any reduction in or delay of any such payments other than those that result from a breach of an express representation, warranty or covenant made by Issuer herein or in any other Transaction Document.
Section 6.6Exclusive Remedy. The parties hereto acknowledge and agree that, as between Subscribers and Subscriber Representative, on one hand, and Issuer, on the other hand, from and after the Closing, this Article VI shall provide the parties’ sole and exclusive remedy with respect to monetary damages for any matter or claim arising out of, relating to, or in connection with, this Support Agreement and the transactions contemplated hereby, except that any such claim or matter based upon fraud, deliberate or willful breach of covenant or willful misconduct shall not be subject to or limited by this Article VI and each of the Subscribers and Subscriber Representative, on one hand, and Issuer, on the other hand, accordingly preserves all remedies available with respect to any such claim or matter based thereon. Issuer acknowledges that, to the extent that Issuer fails to pay any Subscriber Indemnified Party in respect of any Losses as required pursuant to this Article VI, such Subscriber Indemnified Party shall have recourse to the Receivables and other Fiduciary Assets, which Issuer has placed in trust with Fiduciaire for the benefit of Subscribers, to satisfy such Losses (it being understood that the foregoing shall not limit Subscribers’ or Subscriber Representative’s ability to obtain recovery for any and all Losses directly from Issuer). For the avoidance of doubt, no Subscriber Indemnified Party shall have recourse to any Remaining Payments that are being held in trust by Fiduciaire, including amounts held in trust for the European Investment Bank under the EIB Facility.
Section 6.7Specific Performance. Each of the parties hereto acknowledges that the other party hereto may have no adequate remedy at law if it fails to perform any of its obligations under any Transaction Document. In such event, each of the parties hereto agrees that, notwithstanding Section 6.6, the other party shall have the right, in addition to any other rights it may have (whether at law or in equity), to specific performance of such party’s obligations under the Transaction Documents.
Section 6.8Limitations on Damages.
(a)Notwithstanding anything to the contrary in this Support Agreement, except for Losses arising from a breach of confidentiality obligations under Section 5.12, in no

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event shall any party be liable for any special, indirect, incidental, exemplary, punitive, multiple or consequential damages of the other party, whether or not caused by or resulting from the actions of such party or the breach of its covenants, agreements, representations or warranties hereunder, even if such party has been advised of the possibility of such damages; provided, however, that the Subscribers shall (through the Subscriber Representative) be entitled to make indemnification claims, in accordance with the procedures set forth in this Article VI, for Losses that include any portion of the Receivables that the Subscribers were entitled to receive but did not receive timely or at all due to any indemnifiable events under this Support Agreement, and such portion of the Receivables shall not be deemed special, indirect, incidental, exemplary, punitive or consequential damages for any purpose of this Support Agreement. In no event shall Issuer’s aggregate liability hereunder (other than for an intentional or willful breach of any covenant hereunder) exceed the Fixed Amount less (i) all amounts which the holders of Bonds have collectively received on the Bonds (whether in form of payment of the agreed remuneration for the Bonds under clause 8.1 of the Terms and Conditions of the Bonds or repayment of the Bonds under clause 7 of the Terms and Conditions of the Bonds, and taking into account all amounts deemed to have been paid pursuant to the last paragraph of the definition of “Applicable Premium” under the Terms and Conditions of the Bonds) and (ii) all amounts collected or received by Subscribers pursuant to the exercise of its rights under this Article VI.
(b)Notwithstanding anything contained in this Support Agreement to the contrary, “material” and “Issuer Material Adverse Effect” or similar materiality type qualifications contained in the representations and warranties set forth in this Support Agreement shall be ignored and not given any effect for purposes of calculating the amount of any Losses, but not the determination of whether there has been a breach, which determination shall give full effect to all such materiality type qualifications.
(c)All indemnification payments made under this Support Agreement shall be treated by the parties as an adjustment to the Subscription Price for tax purposes, unless otherwise required by law.
Section 6.9
Article VII
Miscellaneous
Section 7.1Headings. The captions to the Articles, Sections and subsections hereof are not a part of this Support Agreement, but are for convenience only and shall not be deemed to limit or otherwise affect the construction thereof.
Section 7.2Notices. All notices and other communications under this Support Agreement shall be in writing and shall be sent by email with PDF attachment, courier or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party in accordance with this Section 7.2:

If to:	Address:	With a copy to:

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Issuer	Nanobiotix S.A. 60 rue Wattignies 75012 Paris France Attention: [***] Email: [***]with a copy to [***]	Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 U.S.A. Attention: [***] Email: [***]
Subscribers or Subscriber Representative	300 Atlantic Street, Suite 600 Stamford, CT 06901 Attention: [***] Email: [***]	Morgan, Lewis & Bockius LLP 2222 Market Street Philadelphia, PA 19103-3007 Attention: [***] Email: [***]

All notices and communications under this Support Agreement shall be deemed to have been duly given (a) when delivered by hand, if personally delivered, (b) when received by a recipient, if sent by email, (c) [***] Business Days after being dispatched through a reputable courier service, or (d) seven days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.
Section 7.3Expenses. Except as otherwise set forth herein or in the other Transaction Documents, each of Issuer, Subscriber Representative and Subscribers shall be responsible for its own (and Subscribers shall be responsible for those of Trust and Fiduciaire) fees, costs and expenses (including any legal, accounting and banking fees) incurred in connection with the preparation, negotiation, execution and delivery of this Support Agreement, the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.
Section 7.4Assignment.
(a)By Issuer. Issuer shall not be entitled to assign any of its obligations and rights under this Support Agreement without the prior written consent of Subscriber Representative (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, such consent shall not be required in connection with (i) a Permitted Reorganization so long as, the third party into which such Issuer party has been merged or consolidated or which third party or third parties has or have acquired such assets of Issuer has or have delivered evidence, in form and substance reasonably satisfactory to Subscriber Representative, to Subscriber Representative that such Person(s) has or have assumed all of Issuer’s obligations under the Transaction Documents or (ii) a Permitted Affiliate Reorganization, unless any such Permitted Affiliate Reorganization would have a direct, material and adverse effect (including any direct, material and adverse tax consequences) on the rights of the Subscribers under the Bonds. Any purported assignment in violation of this Section 7.4(a) shall be null and void ab initio and of no effect.
(b)By Subscribers. Each Subscriber may assign this Support Agreement in whole or in part; provided that, without the express written consent of Issuer (such consent not to be unreasonably withheld, conditioned or delayed), no Subscriber shall assign or transfer this Support Agreement (i) to any Person that is set forth on Schedule 7.4(b) and (ii) without also assigning and transferring one or more of the Bonds held by such Subscriber pursuant to and in accordance with the Bond Subscription Agreement. Each Subscriber shall (and agree to) provide at least [***] days’ prior written notice to Issuer of any assignment or transfer (or intention of any such assignment or transfer), and no assignment or transfer shall be effective under any

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circumstance and shall be null and void ab initio (regardless of whether such a written consent is needed from Issuer pursuant to the immediately preceding sentence) without such Subscriber providing Issuer such a timely written notice. Subscriber Representative may not assign its rights or obligations under this Support Agreement except in connection with its replacement appointed in accordance with Section 5.17(b). Any purported assignment in violation of this Section 7.4(b) shall be null and void ab initio and of no effect.
(c)Successors and Assigns. Subject to the provisions of Section 7.4(a), this Support Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective permitted successors, assigns and transferees.
Section 7.5Amendment and Waiver.
(a)This Support Agreement may be amended, modified or supplemented only in a writing signed by Subscriber Representative (on behalf of all Subscribers) and the Issuer. Any provision of this Support Agreement may be waived only in a writing, which writing may be signed only by the party granting such waiver (it being understood that the Subscriber Representative has the authority to act on behalf of each and all Subscribers). Each Subscriber acknowledges and agrees that any amendment, modification or supplement of this Support Agreement signed by the Subscriber Representative shall be binding upon and effective against the Subscribers whether or not such Subscriber has signed such amendment, modification or supplement. No amendment, modification or supplement of this Support Agreement shall be undertaken if the performance of such amendment, modification or supplement would constitute a breach of the European Investment Bank Intercreditor.
(b)No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No course of dealing between the parties shall be effective to amend, modify, supplement or waive any provision of this Support Agreement.
Section 7.6Entire Agreement. This Support Agreement (together with the other Transaction Documents) sets forth the entire agreement and understanding between the parties as to the subject matter hereof. All express or implied agreements and understandings, whether oral or written, heretofore made (other than other Transaction Documents) are superseded by this Support Agreement (but, for the avoidance of doubt, nothing in the Transaction Documents shall be deemed to supersede the European Investment Bank Intercreditor). The parties hereto agree that nothing contained in the Licensee Instruction Letter shall alter any of the obligations and rights contained in this Support Agreement.
Section 7.7Independent Contractors. The parties to this Support Agreement recognize and agree that each is operating as an independent contractor and not as a partner, joint venturer, agent or fiduciary of the other.
Section 7.8No Third Party Beneficiaries. This Support Agreement is for the sole benefit of Issuer, Subscriber Representative and Subscribers and their permitted successors and assigns, and nothing herein expressed or implied shall give or be construed to give to any Person (including Trust or Fiduciaire), other than the parties and such successors and assigns, any legal or equitable rights hereunder.
Section 7.9Governing Law. This Support Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.
Section 7.10Jurisdiction; Venue; Service Of Process; Waiver of Jury Trial.
(a)Any and all disputes, claims or controversies arising out of or relating to this Support Agreement, including any and all disputes, claims or controversies arising out of or relating to (i) the Transaction, (ii) any party’s rights and obligations under this Support

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Agreement, (iii) the interpretation, validity or scope of any provision of this Support Agreement, (iv) the performance, breach, termination, or enforcement of this Support Agreement, (v) whether a particular dispute, claim or controversy is subject to arbitration under this Section 7.10, and (vi) the power and authority of any arbitrator selected hereunder, that are not resolved by mutual agreement shall be submitted to final and binding arbitration under the Rules of Arbitration of the International Chamber of Commerce (“ICC”). Any party may commence the arbitration process by filing a written demand for arbitration with ICC and delivering a copy of such demand to the other party or parties to the arbitration in accordance with the notice procedures set forth in this Section 7.10. The arbitration shall be conducted according to the ICC Rules of Arbitration, or any successor provision thereto, and the place of the arbitration shall be in New York County, New York. The arbitration shall be conducted in English. The number of arbitrators shall be three (3). Issuer shall appoint one (1) arbitrator and Subscriber Representative shall appoint one (1) arbitrator within [***] Business Days of the initiation of arbitration with ICC. The third (3rd) arbitrator, who shall act as chairman of the arbitration panel, shall be mutually chosen by the two (2) arbitrators appointed by, or on behalf of, Issuer and Subscriber Representative. If such third (3rd) arbitrator is not chosen and nominated to ICC for appointment within [***] days of the date of confirmation by ICC of the later of the two (2) party-appointed arbitrators, such arbitrator shall be promptly chosen by ICC subject to objections by the parties for any conflicts. The arbitrators selected shall be neutral and with experience in adjudicating matters under the law of the State of New York; provided, that if no such person is both willing and able to undertake such a role, the parties to the arbitration shall cooperate with each other and ICC in good faith to select such other persons as may be available from ICC’s panel of neutrals with experience in adjudicating matters under the law of the State of New York. The arbitrators will have no authority to award damages not permitted by this Support Agreement, other than injunctive relief or other equitable remedy to protect against the unauthorized use of intellectual property rights or Confidential Information. Each party shall bear its own costs and expenses and an equal share of the arbitrators and administrative fees of arbitration. The award of the arbitrators shall be accompanied by a reasoned opinion. The foregoing shall be without prejudice to the right of any party to seek injunctive relief or other equitable remedy before any court of competent jurisdiction in any place where any unauthorized use of its intellectual property rights or Confidential Information occurs or threatens to occur.
(b)To the fullest extent permitted by applicable Law, the details of any arbitration pursuant to this Section 7.10, including the existence or outcome of such arbitration and any information obtained in connection with any such arbitration, shall be kept strictly confidential and shall not be disclosed or discussed with any person not a party to the arbitration; provided, that such party may make such disclosures as are required by applicable Law or legal process; provided, further that such party may make such disclosures to its, his or her attorneys, accountants or other agents and representatives who reasonably need to know the disclosed information in connection with any arbitration pursuant to this Section 7.10 and who are obligated to keep such information confidential to the same extent as such party; and provided, further that such party may disclose information that is otherwise required to be kept confidential as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an arbitrators’ award or the enforcement or confirmation of an arbitrator’s award, in each instance filing in the public record as little confidential information as reasonably necessary under the circumstances. If a party to an arbitration receives a subpoena or other request for information from a third party that seeks disclosure of any information that is required to be kept confidential pursuant to the prior sentence, or otherwise believes that it, he or she may be required to disclose any such information, such party shall (i) promptly notify the other party to the arbitration and (ii) reasonably cooperate with such other party in taking any legal or otherwise appropriate actions, including the seeking of a protective order, to prevent the disclosure, or otherwise protect the confidentiality, of such information.

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(c)The provisions of this Section 7.10 may be enforced by any court of competent jurisdiction.
(d)The provisions of Section 6.7 shall apply to this Support Agreement and disputes related thereto and may be enforced by any court of competent jurisdiction.
(e)THE PARTIES HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY DISPUTES BASED ON, ARISING OUT OF OR OTHERWISE RELATED TO THIS SUPPORT AGREEMENT. ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED ON, ARISING OUT OF OR OTHERWISE RELATED TO THIS SUPPORT AGREEMENT WILL BE DECIDED PURSUANT TO THIS SECTION 7.10 WITHOUT A JURY, AND ANY PARTY MAY FILE A COPY OF THIS SUPPORT AGREEMENT WITH ANY COURT AS EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHTS TO TRIAL BY JURY.
Section 7.11Severability. If any term or provision of this Support Agreement is held to be invalid, illegal or unenforceable by a court or other Governmental Entity of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Support Agreement, which shall remain in full force and effect and the parties shall replace such term or provision with a new term or provision permitted by Law and having an economic effect as close as possible to the invalid, illegal or unenforceable term or provision. The holding of a term or provision to be invalid, illegal or unenforceable in a jurisdiction shall not have any effect on the application of the term or provision in any other jurisdiction.
Section 7.12Counterparts. This Support Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by email with PDF attachment shall be considered original executed counterparts.
Section 7.13Termination of Agreement.
(a)This Support Agreement and the Bonds Subscription Agreement may be terminated and the transactions contemplated hereunder and thereunder abandoned at any time prior to the Closing, by Subscriber Representative (on behalf of all Subscribers) or Issuer if the Closing does not occur on or before [***] (the “End Date”); provided that the right to terminate this Support Agreement or the Bonds Subscription Agreement under this Section 7.13(a) shall not be available to any party whose breach of a representation, warranty, covenant or agreement set forth in this Support Agreement or the Bonds Subscription Agreement has been the cause of or resulted in the failure the Closing to not occur on or before the End Date; and provided, further, that if, on [***] the only condition to Closing that remains unsatisfied (except for those conditions that are by their nature satisfied at Closing) is execution of the Trust Agreement (and/or receipt of evidence of its submission to the French Tax Administration), then the End Date shall be automatically extended for an additional [***] Business Days (i.e., [***]).
(b)From and after the Closing, unless earlier mutually terminated by Subscriber Representative and Issuer, this Support Agreement shall continue in full force and effect until such time as Subscribers has received the last payment of the Bonds pursuant to the Bonds Subscription Agreement, at which point this Support Agreement shall terminate, save for any rights, obligations or claims of any party which have accrued prior to such termination.
(c)The following provisions shall survive any termination of this Support Agreement pursuant to Section 7.13(b): Section 5.5(b) (Audits of Licensee), Section 5.12 (Confidentiality), Section 5.13 (Public Announcements), Article VI (Indemnification) and Article VII (Miscellaneous); provided, however, that Section 5.5(b) shall terminate on the first anniversary of the date of termination of this Support Agreement pursuant to Section 7.13(b). The following provisions shall survive any termination of this Support Agreement pursuant to

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Section 7.13(a): Section 5.12 (Confidentiality), Section 5.13 (Public Announcements), Article VI (Indemnification) and Article VII (Miscellaneous).
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In witness whereof, the parties hereto have caused this Royalty Bond Support Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.
Issuer:

Nanobiotix S.A.
By:
    Name:
    Title:

[Signature Page to Royalty Bond Support Agreement]

In witness whereof, the parties hereto have caused this Royalty Bond Support Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.
Subscriber Representative:

HCR Nano SPV, LLC

By:
    Name: Clarke B. Futch
    Title: Chief Executive Officer

[Signature Page to Royalty Bond Support Agreement]

In witness whereof, the parties hereto have caused this Royalty Bond Support Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.
Subscribers:

HCRX Investments Holdco, L.P.
By:     HCRX Master GP, LLC, its General Partner

By:
    Name: Clarke B. Futch
    Title: Chairman and Chief Executive Officer

[Signature Page to Royalty Bond Support Agreement]

In witness whereof, the parties hereto have caused this Royalty Bond Support Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.
Subscribers:

HCR Stafford Fund II, L.P.
By:    HCR Stafford Fund II GP, LLC, its General Partner

By:
    Name: Clarke B. Futch
    Title: Managing Member
[Signature Page to Royalty Bond Support Agreement]

In witness whereof, the parties hereto have caused this Royalty Bond Support Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.
Subscribers:

HCR Potomac Fund II, L.P.
By:    HCR Potomac Fund II GP, LLC, its General Partner

By:
    Name: Clarke B. Futch
    Title: Managing Member
[Signature Page to Royalty Bond Support Agreement]

ANNEX 1
Subscribers
1.HCRX Investments Holdco, L.P.
2.HCR Stafford Fund II, L.P.
HCR Potomac Fund II, L.P.

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Exhibit A
Form of Licensee Consent
[***]

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Exhibit B
Form of Licensee Instruction Letter
[***]

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Exhibit C
Legal Opinions
[***]

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Schedule 1.1
Milestone Payments
[***]

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Schedule 7.4(b)
Restricted Assignment Parties
[***]

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